Exhibit 10.2
EXECUTION COPY
SECURITIES PURCHASE AGREEMENT
by and among
HARBINGER GROUP INC.,
QUANTUM PARTNERS LP,
DDJ HIGH YIELD FUND,
GENERAL MOTORS HOURLY-RATE EMPLOYES PENSION TRUST — 7N1H,
GENERAL MOTORS SALARIED EMPLOYES PENSION TRUST — 7N1I,
STICHTING PENSIOENFONDS HOOGOVENS,
CATERPILLAR INC. MASTER RETIREMENT TRUST,
J.C. PENNEY CORPORATION, INC. PENSION PLAN TRUST,
STICHTING BEWAARDER INTERPOLIS PENSIOENEN GLOBAL HIGH YIELD POOL,
STICHTING PENSIOENFONDS VOOR FYSIOTHERAPEUTEN,
HOUSTON MUNICIPAL EMPLOYEES PENSION SYSTEM,
UAW RETIREE MEDICAL BENEFITS TRUST,
DDJ DISTRESSED AND SPECIAL SITUATIONS FUND, L.P.,
RUSSELL INVESTMENT COMPANY — RUSSELL GLOBAL OPPORTUNISTIC CREDIT FUND,
DDJ CAPITAL MANAGEMENT GROUP TRUST — HIGH YIELD INVESTMENT FUND,
and
JHL CAPITAL GROUP MASTER FUND L.P.
August 1, 2011
     This Securities Purchase Agreement contains a number of representations and warranties which the Company and the Purchasers have made to each other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure letter that the Company and the Purchasers have exchanged in connection with signing the Securities Purchase Agreement. The disclosure letter contains information that has been included in the general prior public disclosures of the Company, as well as additional non-public information. While we do not believe that this non-public information is required to be publicly disclosed by the Company under the applicable securities laws, that information does modify, qualify and create exceptions to the representations and warranties set forth in the Securities Purchase Agreement. In addition, these representations and warranties were made as of the date of the Securities Purchase Agreement. Information concerning the subject matter of the representations and warranties may have changed since the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in the public disclosures of the Company. Moreover, representations and warranties are frequently utilized in Securities Purchase Agreements as a means of allocating risks, both known and unknown, rather than to make affirmative factual claims or statements. Accordingly, ONLY THE PARTIES TO THIS AGREEMENT SHOULD RELY ON THE REPRESENTATIONS AND WARRANTIES AS CURRENT CHARACTERIZATIONS OF FACTUAL INFORMATION ABOUT THE COMPANY OR THE PURCHASERS.

Annexes

Annex A	Shares and Purchasers

Exhibits
Exhibit A	Form of Certificate of Designation
Exhibit B	Form of Registration Rights Amendment and Joinder
Exhibit C	Form of Tag-Along Agreement
Exhibit D	Form of Legal Opinion
Exhibit E	Form of Amendment to Certificate of Designation

INDEX OF DEFINED TERMS

Term	Section
Agreement	Preamble
Basket Amount	10.4
Capitalization Date	3.2(a)
Certificate of Designation	Recitals
Change	1
Closing	2.2(a)
Closing Date	2.2(a)
Company	Preamble
Company Annual Report	3.8(a)
Company Financial Statements	3.8(c)
Company Indemnified Parties	10.3
Company Indemnified Party	10.3
Company Intellectual Property	3.12(c)
Company SEC Filings	3.8(a)
Confidential Information	5.9(a)
Consent	3.6
Contracts	3.23(a)(v)
Convertible Preferred Stock	Recitals
DDJ	4.10
DDJ Purchasers	Preamble
DGCL	Recitals
Disclosure Letter	3
DTC	9(b)
Environmental Permits	3.20(a)(i)
ERISA Affiliate	3.13(d)
Existing Certificate of Designation	Recitals
Existing Series A Preferred Stock	Recitals
Existing Series A Transaction Agreements	Recitals
First Amendment to the Certificate of Designation	5.10
Foreign Benefit Plans	3.13(f)
Form S-4	3.8(a)
GAAP	3.8(c)
Indemnified Party	10.5
Indemnifying Party	10.5
Insurance Regulatory Authorities	5.1(b)
JHL Purchaser	Preamble
Law	3.5
Laws	3.5
Leased Real Property	3.21(b)
Lien	3.5

Term	Section
Material Contract	3.23(a)
New York Court	12.5(b)
NYSE	3.16(a)
F&G Financial Statements	3.8(f)
Preferred Stock	3.2(a)
Protected Information	5.1(b)
Purchaser Adverse Effect	4.3
Purchaser Indemnified Parties	10.1
Purchaser Indemnified Party	10.1
Registration Rights Agreement	Recitals
Registration Rights Amendment and Joinder	Recitals
Rule 144	4.8(a)
Securities Exercise Notice	5.5(b)(ii)
Securities Participation Amount	5.5(a)
Securities Participation Right	5.5(a)
Securities Participation Rights Notice	5.5(b)(i)
Share	2.1
Share Purchase Price	2.1
SFM	5.7
Shares	2.1
Soros Purchaser	Preamble
Spectrum Financial Statements	3.8(e)
Spectrum SEC Reports	3.27(o)
Standstill Period	5.4(a)
Survival Period	10.2
Tag-Along Agreement	Recitals
Third Party Intellectual Property	3.12(c)
Zap.Com Financial Statements	3.8(d)
Zap.Com SEC Reports	3.8(b)

v

SECURITIES PURCHASE AGREEMENT
SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated August 1, 2011, by and among Harbinger Group Inc., Delaware corporation (the “Company”), Quantum Partners LP, a Cayman Islands exempted limited partnership (the “Soros Purchaser”), JHL Capital Group Master Fund L.P., a Cayman Islands exempted limited partnership (the “JHL Purchaser”), DDJ High Yield Fund, an entity organized under the laws of the Province of Ontario, Canada, General Motors Hourly-Rate Employes Pension Trust — 7N1H, a trust maintained by General Motors Corporation, a Delaware corporation, General Motors Salaried Employes Pension Trust — 7N1I, a trust maintained by General Motors Corporation, Stichting Pensioenfonds Hoogovens, a Dutch pension plan regulated by the Dutch Central Bank, Caterpillar Inc. Master Retirement Trust, a trust maintained by Caterpillar, Inc., a Delaware corporation, J.C. Penney Corporation, Inc. Pension Plan Trust, a trust maintained by J.C. Penney Corporation, Inc., a Delaware corporation, Stichting Bewaarder Interpolis Pensioenen Global High Yield Pool, a Dutch tax transparent pool of assets, Stichting Pensioenfonds voor Fysiotherapeuten, a Dutch pension plan regulated by the Dutch Central Bank, Houston Municipal Employees Pension System, a pension plan organized pursuant to Texas government code, UAW Retiree Medical Benefits Trust, a trust consisting of three separate employees’ beneficiary associations, DDJ Distressed and Special Situations Fund, L.P., a Delaware limited partnership, Russell Investment Company — Russell Global Opportunistic Credit Fund, a Massachusetts business trust, and DDJ Capital Management Group Trust — High Yield Investment Fund, a trust maintained by The Bank of New York Mellon, a New York State chartered bank, as trustee (collectively, the “DDJ Purchasers”).
     WHEREAS, on May 13, 2011, the Company issued 280,000 shares of Series A Participating Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Existing Series A Preferred Stock”) for a purchase price of $1,000 per share thereof;
     WHEREAS, in connection with the issuance of the Existing Series A Preferred Stock, the Company, certain of the Harbinger Affiliates (as defined below) and the purchasers of the Existing Series A Preferred Stock entered into a Securities Purchase Agreement, a Registration Rights Agreement (as amended and supplemented by the Registration Rights Amendment and Joinder (as defined below), the “Registration Rights Agreement”), a Corporate Opportunities Agreement, a Tag-Along Agreement, and the Certificate of Designation of Series A Participating Convertible Preferred Stock of Harbinger Group Inc. (the “Existing Certificate of Designation”), in each case dated as of May 12, 2011 (collectively, the “Existing Series A Transaction Agreements”);
     WHEREAS, the Company has authorized the issuance and sale of 75,000 shares of Series A-2 Participating Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Convertible Preferred Stock”), the rights, preferences and privileges of which are to be set forth in a Certificate of Designation, in the form attached hereto as Exhibit A (the “Certificate of Designation”), which shares of Convertible Preferred Stock shall be convertible into authorized but unissued shares of Common Stock (as defined below);

     WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and sell to the several Purchasers, and the several Purchasers desire to purchase from the Company, the Shares (as defined below);
     WHEREAS, the Board (as defined below) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements (as defined below) to which the Company is a party providing for the transactions contemplated hereby and thereby in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and (ii) approved the execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the DGCL upon the terms and conditions contained herein and therein;
     WHEREAS, each Purchaser has approved the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby in accordance with applicable law upon the terms and conditions contained herein and therein; and
     WHEREAS, as a condition to the consummation of the transactions contemplated hereby, on the Closing Date the Purchasers, the Company and/or certain of the Harbinger Affiliates and holders of Existing Series A Preferred Stock will enter into (i) an amendment and joinder to the Registration Rights Agreement in the form attached as Exhibit B hereto (the “Registration Rights Amendment and Joinder”), and (ii) the Amended and Restated Tag-Along Side Letter in the form attached as Exhibit C hereto (the “Tag-Along Agreement”).
     NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
     “Accreting Dividends” shall have the meaning set forth in the Certificate of Designation.
     “Acquisition Date” means July 9, 2009.
     “Additional Permitted Preferred Stock” shall have the meaning set forth in the Certificate of Designation.
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. Notwithstanding the foregoing, (i) none of the Company, its Subsidiaries or its other controlled Affiliates, nor any Harbinger Affiliates shall be considered Affiliates of any Purchaser, (ii) no Purchaser shall be considered an Affiliate of any Portfolio Company in which such Purchaser or any of its Affiliates have made a debt or equity investment (provided, however, that for purposes of Sections 5.4 and 5.6 hereof, a Purchaser shall be considered an Affiliate of any such Portfolio Company if such Portfolio Company has received material confidential information regarding the Company or any of its Subsidiaries from such

Purchaser or any of its Affiliates in violation of Section 5.10 (disregarding for this purpose clause (v) of Section 5.10(a)), and (iii) no Purchaser shall be considered an Affiliate of any other Purchaser or any of such other Purchaser’s Affiliates; provided, however, that a Portfolio Company shall be deemed to be an Affiliate of a Purchaser if such Purchaser, directly or indirectly, encouraged, directed or caused such Portfolio Company to take any action that would have been prohibited by the terms of this Agreement if such Portfolio Company had been an Affiliate of such Purchaser but for clause (ii) of this definition.
     “Agreement” shall have the meaning set forth in the preamble.
     “Antitrust Laws” means the HSR Act and any foreign antitrust Laws.
     “Basket Amount” shall have the meaning set forth in Section 10.4.
     “Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act; provided, however, that, other than for purposes of the definition of “Hedging Agreement”, a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise (without giving effect to any provision governing such security that would limit, reduce or otherwise restrict the conversion, exchange or exercise features of such security) of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire such security; provided, further, that for purposes of Section 5.4, the Convertible Preferred Stock shall be deemed to be convertible at any time notwithstanding the limitations on conversion thereof contained in SECTION 5 of the Certificate of Designation.
     “Benefit Plans” with respect to any Person shall mean each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee of such Person or its Subsidiaries has any present or future right to benefits or which are contributed to, sponsored by or maintained by the Person or any of its Subsidiaries.
     “Board” shall mean the Board of Directors of the Company.
     “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.
     “Capitalization Date” shall have the meaning set forth in Section 3.2(a).
     “Certificate of Designation” shall have the meaning set forth in the recitals.

     “Closing” shall have the meaning set forth in Section 2.2.
     “Closing Date” shall have the meaning set forth in Section 2.2.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company, or any other shares of capital stock into which the Common Stock shall be reclassified or changed.
     “Company” shall have the meaning set forth in the preamble.
     “Company Annual Report” shall have the meaning set forth in Section 3.8(a).
     “Company Change in Control Event” means any transaction or series of transactions (as a result of a tender offer, merger, consolidation, reorganization or otherwise) that results in, (i) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company and its Subsidiaries (taken as a whole) to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith); (ii) any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) becoming the ultimate Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Company other than a Harbinger Affiliate or the Fortress Investor (as defined in the Certificate of Designation) (aggregated with its Affiliates); provided, that such event shall not be deemed a Change of Control so long as one or more Harbinger Affiliates shall Beneficially Own more of the voting power of the Voting Stock of the Company than such person or group; or (iii) the Continuing Directors ceasing to constitute a majority of the members of the Board. For purposes of this definition, (x) any direct or indirect holding company of the Company shall not itself be considered a Person for purposes of clause (ii) above or a “person” or “group” for purposes of clause (ii) above, provided that no “person” or “group” (other than the Harbinger Affiliates or another such holding company) Beneficially Owns, directly or indirectly, more than 50% of the voting power of the voting stock of such company, and a majority of the voting stock of such holding company immediately following it becoming the holding company of the Company is Beneficially Owned by the Persons who Beneficially Owned the voting power of the Voting Stock of the Company immediately prior to it becoming such holding company and (y) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
     “Company Financial Statements shall have the meaning set forth in Section 3.8(c).
     “Company Indemnified Party” shall have the meaning set forth in Section 10.3.
     “Company Intellectual Property” shall have the meaning set forth in Section 3.12(c).
     “Company Option” shall mean an option to acquire shares of Common Stock that was issued under any Company Stock Plan.

     “Company SEC Filings” shall have the meaning set forth in Section 3.8(a).
     “Company Stock Plans” shall mean the plans listed on Section 1.2 of the Disclosure Letter.
     “Company Voting Stock” shall mean securities of any class or kind ordinarily having the power to vote generally for the election of Directors of the Company or its successor (including the Common Stock and the Convertible Preferred Stock).
     “Confidential Information” shall have the meaning set forth in Section 5.9(a).
     “Consent” shall have the meaning set forth in Section 3.6.
     “Continuing Directors” means, as of any date of determination, any member of the Board who was: (x) a member of the Board on the Closing Date; (y) nominated for election or elected pursuant to any of the Transaction Agreements, or (z) nominated for election or elected to such Board with the approval of the Harbinger Affiliates or a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
     “Contracts” shall have the meaning set forth in Section 3.23(a)(v).
     “control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, as of the date hereof (but without precluding a different determination as of any date subsequent to the date hereof dependent on the relevant facts and circumstances at such time), the Company shall not be considered to control Spectrum.
     “Conversion Shares” shall mean the shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock as provided for in the Certificate of Designation.
     “Convertible Preferred Stock” shall have the meaning set forth in the recitals.
     “DDJ Purchasers” shall have the meaning set forth in the preamble.
     “DGCL” shall have the meaning set forth in the recitals.
     “Director” means any member of the Board.
     “Disclosure Letter” shall have the meaning set forth in Section 3.
     “DTC” shall have the meaning set forth in Section 9(b).
     “Environmental Law” shall mean any and all Laws relating to the protection of the environment (including ambient air, surface water, groundwater or land) or natural resources and any other Laws concerning human exposure to Hazardous Substances.
     “Environmental Permits” shall have the meaning set forth in Section 3.20(a)(i).

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall have the meaning set forth in Section 3.13(d).
     “Equity Securities” shall mean, with respect to any Person, (i) shares of capital stock of, or other equity or voting interest in, such Person, (ii) any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, such Person, (iv) obligations of such Person to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Person and (v) the capital stock of such Person.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.
     “Existing Certificate of Designation” shall have the meaning set forth in the recitals.
     “Existing Series A Preferred Stock” shall have the meaning set forth in the recitals.
     “Existing Series A Transaction Agreements” shall have the meaning set forth in the recitals.
     “F&G” shall mean Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation (f/k/a Old Mutual U.S. Life Holdings, Inc.).
     “F&G Purchase Agreement” shall mean the First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011, between OM Group (UK) Limited and Harbinger F&G.
     “F&G Financial Statements” shall have the meaning set forth in Section 3.8(f).
     “First Amendment to the Certificate of Designation” shall have the meaning set forth in Section 5.10.
     “Foreign Benefit Plans” shall have the meaning set forth in Section 3.13(f).
     “Form S-4” shall have the meaning set forth in Section 3.8(a).
     “GAAP” shall have the meaning set forth in Section 3.8(c).
     “Governmental Entity” shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body.

     “Harbinger Affiliate” shall mean any of Philip A. Falcone, Harbinger Capital Partners, or any limited partnership, limited liability company, corporation or other entity that controls, is controlled by, or is under common control with Philip A. Falcone or Harbinger Capital Partners (other than the Company and its Subsidiaries).
     “Harbinger Capital Partners” shall mean Harbinger Capital Partners LLC and Harbinger Capital Partners II LP, collectively.
     “Harbinger F&G” shall mean Harbinger F&G, LLC (f/k/a Harbinger OM, LLC).
     “Hazardous Substance” shall mean any substance, material or chemical that is characterized or regulated under any Environmental Law as “hazardous,” a “pollutant,” “waste,” a “contaminant,” “toxic” or words of similar meaning or effect, or that could result in liability under any Environmental Law, and shall include petroleum and petroleum products, polychlorinated biphenyls, lead, crystalline silica and asbestos.
     “Hedging Agreement” shall mean any swap, forward or option contract or any other agreement, arrangement, contract or transaction that hedges the direct economic exposure to a decline in value resulting from ownership by any Person of the Common Stock, the Convertible Preferred Stock or the equity securities of any Subsidiary of the Company that are traded on a national securities exchange, regardless of whether any such agreement, arrangement, contract or transaction is to be settled by delivery of securities, in cash or otherwise; provided, however, that, for the avoidance of doubt, in no event shall an agreement providing for (i) the direct Transfer of Common Stock or Convertible Preferred Stock actually Beneficially Owned by such Person or (ii) transactions involving an index-based portfolio of securities that includes Common Stock or common equity securities of any Subsidiary (provided that the value of such Common Stock or common equity securities of any Subsidiary, as applicable, in such portfolio is not more than 10% of the total value of the portfolio of securities, or if the value of such Common Stock or common equity securities of any Subsidiary, as applicable, is more than 10% of the total value of the portfolio of securities, then such transaction was not entered into for purposes of hedging such Common Stock or common equity securities of a Subsidiary, as applicable) be deemed a “Hedging Agreement” hereunder.
     “Hedging Limitation Period” shall mean the period from the date hereof until the earlier of (i) the twelve (12) month anniversary of the Closing or (ii) the occurrence of a Specified Breach Event.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all of the rules and regulations promulgated thereunder.
     “Indemnified Party” shall have the meaning set forth in Section 10.5.
     “Indemnifying Party” shall have the meaning set forth in Section 10.5.
     “Insurance Regulatory Authorities” shall have the meaning set forth in Section 5.1(b).
     “Insurance Subsidiaries” shall have the meaning set forth in the F&G Purchase Agreement.

     “Intermediate Holding Company Subsidiary” shall mean any Subsidiary of the Company that is a holding company that holds equity interests in two (2) or more Portfolio Companies engaged in unrelated lines of business; provided, however, that (w) Spectrum shall not be considered an Intermediate Holding Company Subsidiary, (x) the reinsurance and insurance businesses shall be considered to be a single line of business, (y) any Portfolio Company that operates in more than one (1) Specified Industry shall be an Intermediate Holding Company Subsidiary and (z) any Portfolio Company that operates in only one (1) Specified Industry shall not be an Intermediate Holding Company Subsidiary.
     “Intellectual Property” shall mean all U.S. or foreign intellectual property, including (i) patents, trademarks, service marks, trade names, domain names, other source indicators and the goodwill of the business symbolized thereby, copyrights, works of authorship in any medium, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs (“Registered Intellectual Property”), (iii) inventions, processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.
     “JHL” shall have the meaning set forth in Section 5.7.
     “JHL Purchaser” shall have the meaning set forth in the preamble.
     “Knowledge” shall mean, with respect to the Company, the knowledge of any of the Persons set forth on Section 1.1 of the Disclosure Letter. Such individuals will be deemed to have “knowledge” of a particular fact or other matter if (i) such individual has or at any time had actual knowledge of such fact or other matter or (ii) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably diligent review concerning the existence thereof with each employee of the Company or any of its Subsidiaries who reports directly to such individual and who (x) has responsibilities or (y) would reasonably be expected to have actual knowledge of circumstances or other information, in each case, that would reasonably be expected to be pertinent to such fact or other matter. Notwithstanding the foregoing, the Company will be deemed to have knowledge of any fact or matter of which an officer of the Company has received written notice (whether in hard copy, digital or electronic format).
     “Law” shall have the meaning set forth in Section 3.5.
     “Leased Real Property” shall have the meaning set forth in Section 3.21(b).
     “Legal Proceeding” shall mean any action, suit, litigation, petition, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, or investigation by or before, or otherwise involving, any court or other Governmental Entity or arbitral body.
     “Liability” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

     “Lien” shall have the meaning set forth in Section 3.5.
     “Losses” shall mean any and all actions, causes of action, suits, claims, liabilities, losses, damages, penalties, judgments, costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses), it being agreed that Losses may include any losses that any Person deciding any dispute in respect thereof (whether a court, jury or other Person) may determine are recoverable, including if so determined to be recoverable, losses that represent diminution in value.
     “Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, occurrence or development (each, a “Change”) that, individually or in the aggregate with all other Changes, has a material adverse effect on or with respect to the business, operations, assets (including intangible assets), liabilities, results of operation or financial condition of the Company and its Subsidiaries taken as a whole, provided, however, that a Material Adverse Effect shall not include any Change (by itself or when aggregated or taken together with any and all other Changes) (i) generally affecting the industries in which the Company and its Subsidiaries operate or economic conditions in the United States (including changes in the capital or financial markets generally); (ii) resulting from any outbreak or escalation of hostilities or acts of war or terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (iii) resulting from changes (or proposed changes) in Law or GAAP (or authoritative interpretations thereof); (iv) resulting from changes in the market price or trading volume of the Company’s or Spectrum’s securities or from the failure of the Company or any of its Subsidiaries to meet projections, forecasts or estimates (it being understood that the causes underlying such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (v) acts of God (including earthquakes, storms, fires, floods and natural catastrophes), (vi) effects relating to or arising from the announcement of the execution of this Agreement or the Existing Series A Transaction Agreements or the transactions contemplated hereby or thereby or the identity of any Purchaser or a Purchaser’s Affiliates, including the loss of any customers, suppliers or employees; (vii) effects resulting from compliance with the terms and conditions of this Agreement or any other Transaction Agreement to which the Company is a party by the Company or any of its Subsidiaries or consented to in writing by a Purchaser, (viii) the seasonality of the business of the Company or any of its Subsidiaries, or (ix) any breach of this Agreement by a Purchaser, except to the extent that, with respect to clauses (i), (ii), (iii), (iv) and (v), the impact of such Changes is disproportionately adverse to the Company and its Subsidiaries. For purposes of Sections 3.8(f), 3.8(g) and 3.27(q),it is expressly agreed that with respect to the historical financial statements of F&G referenced therein, no error or omission or alleged error or omission therein will be considered in determining whether a Material Adverse Effect has occurred unless and then only to the extent such error or omission would have or would reasonably be expected to result in a Fair Market Value (as defined in the Indenture) of F&G as of May 13, 2011 that is less than $350 million and would otherwise constitute a Material Adverse Effect (and then only to the extent the Fair Market Value of F&G as of May 13, 2011 is less than $350 million).
     “Material Contracts” shall have the meaning set forth in Section 3.23(a).

     “New York Court” shall have the meaning set forth in Section 12.5(b).
     “Notes” shall mean the Company’s 10.625% Senior Secured Notes due 2015.
     “NYSE” shall have the meaning set forth in the Section 3.16(a).
     “Participation Rights Fraction” shall mean, in the case of any Purchaser, a fraction, the numerator of which is the product of (A) the number of shares of Common Stock held by such Purchaser on a fully-diluted basis from either the Shares or the Common Stock issuable on conversion of the Shares, as of such date, multiplied by (B) 0.75, and the denominator of which is the number of shares of Common Stock then outstanding on a fully-diluted basis, as of such date.
     “Permitted Liens” means, (a) local, state and federal Laws, including, without limitation, zoning or planning restrictions, and utility lines, easements, permits, covenants, conditions, restrictions, rights-of-way, oil, gas or mineral leases of record and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the continued use of such property for the purposes for which the property is currently being used by the Company or any Subsidiary, (b) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded on the Company Financial Statements, (c) Liens for carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Company Financial Statements, (d) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, which do not materially impair the value of the underlying property or the continued use of such property for the purposes for which the property is currently being used by the Company or any Subsidiary, (e) Liens granted under equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (f) Liens permissible under any applicable loan agreements and indentures, (g) restrictions arising under applicable securities Laws and (h) Liens securing the Notes.
     “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.
     “Portfolio Company” shall have the meaning set forth in the Certificate of Designation.
     “Preferred Stock” shall have the meaning set forth in Section 3.2(a).
     “Protected Information” shall have the meaning set forth in Section 5.1(b).
     “Purchasers” means, collectively, the Soros Purchaser, the DDJ Purchasers and the JHL Purchaser.

     “Purchaser Adverse Effect” shall have the meaning set forth in the Section 4.3.
     “Purchaser Indemnified Party” shall have the meaning set forth in Section 10.1.
     “Registered Intellectual Property” shall have the meaning set forth in the definition of “Intellectual Property”.
     “Registration Rights Agreement” shall have the meaning set forth in the recitals.
     “Registration Rights Amendment and Joinder” shall have the meaning set forth in the recitals.
     “Representatives” means, with respect to any Person, such Person’s Affiliates (other than any Portfolio Company) and their respective directors, officers, employees, managers, trustees, principals, stockholders, members, general or limited partners, agents and other representatives.
     “Rule 144” shall have the meaning set forth in Section 4.8(a).
     “SEC” shall mean the Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.
     “Securities Exercise Notice” shall have the meaning set forth in Section 5.5(b)(ii).
     “Securities Participation Amount” shall have the meaning set forth in Section 5.5(a).
     “Securities Participation Right” shall have the meaning set forth in Section 5.5(a).
     “Securities Participation Rights Notice” shall have the meaning set forth in Section 5.5(b)(i).
     “SFM” shall have the meaning set forth in Section 5.7.
     “Shares” shall have the meaning set forth in Section 2.1.
     “Share Purchase Price” shall have the meaning set forth in the Section 2.1.
     “Significant Subsidiary” shall mean any Subsidiary or group of Subsidiaries that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect from time to time; provided, however, that Spectrum and its Subsidiaries shall be deemed not to be Significant Subsidiaries of the Company for purposes of Section 3.
     “Soros Purchaser” shall have the meaning set forth in the preamble.
     “Specified Breach Event” shall have the meaning set forth in the Certificate of Designation.

     “Specified Industries” shall mean the consumer products, insurance and financial products, agriculture, power generation and water and natural resources industries.
     “Spectrum” shall mean Spectrum Brands Holdings, Inc., a Delaware corporation.
     “Spectrum Financial Statements” shall have the meaning set forth in the Section 3.8(e).
     “Spectrum SEC Reports” shall have the meaning set forth in the Section 3.27(p).
     “Standstill Period” shall have the meaning set forth in Section 5.4(a).
     “Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity (whether incorporated or unincorporated) of which (or in which) more than 50% of (i) the Total Current Voting Power; (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company; or (iii) the beneficial interest in such trust or estate; is, directly or indirectly, owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided, however, that Spectrum and F&G and their respective Subsidiaries shall be deemed not to be Subsidiaries of the Company for purposes of Section 3 (other than Sections 3.2, 3.8(e), 3.8(f), 3.8(g), 3.10(a), 3.23(a)(i), 3.23(a)(vii) and 3.26) or for purposes of the definition of “Benefit Plan”; provided, further, however, that F&G and its Subsidiaries shall be deemed to be Subsidiaries of the Company for purposes of Sections 3.19. For the avoidance of doubt, Spectrum, F&G and their respective Subsidiaries shall be deemed to be Subsidiaries of the Company for purposes of the definition of “Material Adverse Effect.”
     “Survival Period” shall have the meaning set forth in Section 10.2.
     “Tag-Along Agreement” shall have the meaning set forth in the recitals.
     “Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or required to be filed in connection with the calculation, determination, assessment or collection of any Tax, including any schedules or amendments thereto.
     “Taxes” shall mean any and all taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and any ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs or duties.
     “Third Party Intellectual Property” shall have the meaning set forth in Section 3.12(c).
     “Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the general election of directors of such entity (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity).
     “Transaction Agreements” shall mean this Agreement, the Certificate of Designation, the Tag-Along Agreement, the Registration Rights Amendment and Joinder and the First Amendment to the Certificate of Designation.
     “Transfer” shall mean the direct or indirect transfer, sale, assignment, exchange, distribution, mortgage, pledge or disposition of any Equity Securities of the Company.
     “Treasury Regulation” shall mean the Treasury Regulations promulgated under the Code.
     “Voting Stock” shall mean securities of any class or kind ordinarily having the power to vote generally for the election of (x) Directors of the Company or its successor (including the Common Stock and the Convertible Preferred Stock) or (y) directors of any Subsidiary of the Company.
     “Wholly Owned Subsidiary” means (x) any Subsidiary of the Company of which the Company owns, either directly or indirectly, 100% of the outstanding equity interests of such Subsidiary (excluding qualifying shares held by directors), and (y) Zap.Com.
     “Zap.Com” shall mean Zap.Com Corporation, a corporation formed under the Laws of the State of Nevada.
     “Zap.Com Financial Statements” shall have the meaning set forth in Section 3.8(d).
     “Zap.Com SEC Reports” shall have the meaning set forth in Section 3.8(b).
     2. Authorization, Purchase and Sale of Shares.
          2.1 Authorization, Purchase and Sale. Subject to and upon the terms and conditions of this Agreement, the Company will issue and sell to the several Purchasers, and the several Purchasers will purchase from the Company, at the Closing, the number of shares of Convertible Preferred Stock set forth next to each such Purchaser’s name on Annex A (each, a “Share” and collectively, the “Shares”). The purchase price per Share shall be $1,000 and the aggregate purchase price (the “Share Purchase Price”) for the Shares shall be the amount set forth on Annex A.
          2.2 Closing.
               (a) The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019 on August 5, 2011, following the satisfaction or waiver of each of the conditions set forth in Section 6 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), or at such other place or such other date as agreed to by the parties hereto (the “Closing Date”).

               (b) At the Closing:
                    (i) the Company shall deliver to each Purchaser one or more certificates representing the Shares purchased by such Purchaser; and
                    (ii) each Purchaser shall deliver, or cause to be delivered, to the Company an amount equal to the portion of the Share Purchase Price set forth next to such Purchaser’s name on Annex A by wire transfer of immediately available funds to an account that the Company shall designate at least one (1) Business Day prior to the Closing Date.
     3. Representations and Warranties of the Company. Except as set forth in the disclosure letter delivered by the Company to the Purchasers on the date hereof (the “Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Disclosure Letter shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent) or as disclosed in the Company SEC Filings, Spectrum SEC Reports or the Zap.com SEC Reports, filed and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking), the Company hereby represents and warrants to the Purchasers as follows:
          3.1 Organization and Power.
               (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (b) Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The organizational or governing documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents. The Company has delivered or made available to the Purchasers complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date and currently in full force and effect, of the Company and its Significant Subsidiaries.
          3.2 Capitalization.
               (a) As of the date of this Agreement, the authorized shares of capital stock of the Company consist of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of the close of business on July 22, 2011 (the “Capitalization Date”), (i) 139,284,286 shares of Common Stock were issued and outstanding, (ii) 6,273,241 shares of Common Stock were reserved for issuance under the Company Stock Plans, (iii) 280,000 shares of Existing Series A Preferred Stock were issued and outstanding, (v) a sufficient number of shares of Common Stock were reserved for issuance upon conversion of the Existing Series A Preferred Stock, and (v) zero shares of Common Stock or Preferred Stock were held by the Company as treasury shares. All outstanding shares of Common Stock are validly issued, fully paid, nonassessable and free of preemptive or similar rights. Since the Capitalization Date, the Company has not sold or issued or repurchased, redeemed or otherwise acquired any shares of the Company’s capital stock (other than issuances pursuant to the exercise of any Company Option or vesting of any share unit award that had been granted under any Company Stock Plan, or repurchases, redemptions or other acquisitions pursuant to agreements contemplated by a Company Stock Plan). No Subsidiary of the Company owns any Equity Securities of the Company.
               (b) As of the Capitalization Date, with respect to the Company Stock Plans, (i) there were 404,833 shares of Common Stock underlying outstanding Company Options to acquire shares of Common Stock, such outstanding Company Options having a weighted average exercise price per share as of the Capitalization Date of $6.18, (ii) there were zero shares of Common Stock issuable upon the vesting of outstanding share award units, and (iii) 5,868,408 additional shares of Common Stock were reserved for issuance for future grants pursuant to the Company Stock Plans. All shares of Common Stock reserved for issuance as noted in the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be validly issued, fully paid, nonassessable and free of preemptive or similar rights. Each Company Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the regulations and other interpretive guidance issued thereunder) of the Common Stock underlying such Company Option on the grant date thereof and was otherwise issued in material compliance with applicable Law.
               (c) Except as set forth in this Section 3.2, as of the date of this Agreement, there are no outstanding Equity Securities of the Company and no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company. Except as set forth in the Existing Series A Transaction Agreements, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company.
               (d) Except as set forth in the Transaction Agreements, the Existing Series A Transaction Agreements or in any registration rights agreements filed as exhibits to the Company’s SEC Reports, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Equity Securities of the Company.
               (e) Upon the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, (i) the Convertible Preferred Stock will be duly authorized and (ii) a sufficient number of Conversion Shares will have been duly authorized and validly reserved for issuance upon conversion of the Shares in accordance with the Certificate of Designation. When the Shares are issued and paid for in accordance with the provisions of this

Agreement and the Certificate of Designation, all such Shares will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights except as set forth in the Transaction Agreements. When Conversion Shares are issued in accordance with the provisions of the Certificate of Designation all such Conversion Shares will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
          3.3 Authorization. The Company has all requisite corporate power to enter into each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated by each of the Transaction Agreements to which it is a party and to carry out and perform its obligations thereunder. All corporate action on the part of the Company, its officers and directors necessary for the authorization of the Convertible Preferred Stock and the authorization, execution, delivery and performance of the Transaction Agreements to which the Company is a party has been taken. The execution, delivery and performance of the Transaction Agreements to which the Company is a party by the Company and the issuance of the Common Stock upon conversion of the Shares, in each case in accordance with their terms, and the consummation of the other transactions contemplated herein do not require any approval of the Company’s stockholders. Upon their respective execution by the Company and the other parties thereto and assuming that they constitute legal and binding agreements of each Purchaser party thereto, each of the Transaction Agreements to which the Company is a party will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).
          3.4 Registration Requirements. Subject to the accuracy of the representations made by the Purchasers in Section 4, the offer, sale and issuance of the Shares and the conversion of the Shares into Common Stock in accordance with the Certificate of Designation (i) has been and will be made in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and (ii) will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable Blue Sky laws.
          3.5 No Conflict. The execution, delivery and performance of the Transaction Agreements to which the Company is a party by the Company, the issuance of the Shares and the Common Stock upon conversion of the Shares and the consummation of the other transactions contemplated hereby and by the other Transaction Agreements to which the Company is a party will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Company, or, upon its filing with the Secretary of State of the State of Delaware, the Certificate of Designation, (ii) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any mortgage, Contract, purchase or sale order, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, assets or rights of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements, or (iii) subject to the matters referred to in Section 3.6, conflict with or violate any applicable material law, statute, code, ordinance, rule, regulation, or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”) or any judgment, order, injunction or decree issued by any Governmental Entity.
          3.6 Consents. No consent, approval, order, or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or its Subsidiaries in connection with (a) the execution, delivery or performance of the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, or (b) the issuance of the Shares or the issuance of the Common Stock upon conversion of the Shares in accordance with the Certificate of Designation; other than (i) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, (ii) the expiration or termination of any applicable waiting periods under the Antitrust Laws with respect to performance under the Transaction Agreements, or the consummation of transactions, in each case occurring after the Closing, (iii) those to be obtained, in connection with the registration of the Shares under the Registration Rights Agreement, under the applicable requirements of the Securities Act and any related filings and approvals under applicable state securities laws, (iv) such filings as may be required under any applicable requirements of the Exchange Act or the rules of the NYSE and (v) such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements.
          3.7 Permits. The Company and each of its Subsidiaries possess all permits, licenses, authorizations, consents, approvals and franchises of Governmental Entities that are required to conduct its business, except for such permits or licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company and its Subsidiaries, taken as a whole, to conduct their businesses consistent with past practices.
          3.8 SEC Reports; Financial Statements.
               (a) The Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws since the Acquisition Date (collectively, with the Registration Statement on Form S-4 (File No. 333-171924) as amended or superseded by a filing prior to the date of this Agreement (the “Form S-4”), the “Company SEC Filings”), including the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2010, as amended through the date of this Agreement (the “Company Annual Report”). Each Company SEC Filing complied as of its filing date as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Filing was filed (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing). As of its filing date (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC

Filing did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Other than Spectrum and Zap.Com, none of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act. Since the Acquisition Date, no executive officer of the Company or Zap.Com has failed to make the certifications required by him or her under Section 302 and 906 of the Sarbanes Oxley Act of 2002 with respect to any Company SEC Filing or Zap.Com SEC Report. There are no transactions that have occurred since the Acquisition Date that are required to be disclosed in the Company SEC Filings pursuant to Item 404 of Regulation S-K that have not been disclosed in the Company SEC Filings.
               (b) Zap.Com has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws since January 1, 2010 (the “Zap.Com SEC Reports”). Each Zap.Com SEC Report complied as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Zap.Com SEC Report was filed (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing). As of its filing date (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Zap.Com SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
               (c) The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Filings and (collectively, the “Company Financial Statements”) (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).
               (d) The financial statements (including all related notes and schedules) of Zap.Com included in the Zap.Com SEC Reports (collectively, the “Zap.Com Financial Statements”) (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and (ii) fairly present, in all material respects, the consolidated financial position of Zap.Com and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods therein specified, all in accordance with GAAP throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

               (e) To the Company’s Knowledge, the financial statements (including all related notes and schedules) of Spectrum included in the Spectrum SEC Reports (collectively, the “Spectrum Financial Statements”) (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable with respect thereto, and (ii) fairly present, in all material respects, the consolidated financial position of Spectrum and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods therein specified, all in accordance with GAAP throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).
               (f) To the Company’s Knowledge, the financial statements (including all related notes and schedules) of F&G included in the Form S-4 (collectively, the “F&G Financial Statements”) (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable with respect thereto, and (ii) fairly present, in all material respects, the consolidated financial position of F&G and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods therein specified, all in accordance with GAAP throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments), except, in each case, as would not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (g) Except as disclosed on Section 3.8(g) of the Disclosure Letter, there are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, other than: (i) Liabilities disclosed and provided for in the Company Financial Statements, the Spectrum Financial Statements, the F&G Financial Statements or in the Zap.Com Financial Statements; (ii) Liabilities incurred in the ordinary course of business consistent with past practice; (iii) Liabilities incurred in connection with the transactions contemplated by this Agreement, the other Transaction Agreements or the Existing Series A Transaction Agreements, in each case to which the Company is a party or (iv) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (h) The Company’s principal executive officer and its principal financial officer have (i) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, and have evaluated such system at the times required by the Exchange Act and in any event no less frequently than at reasonable intervals and (ii) disclosed to the Company’s management, auditors and the audit committee of the Board (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ (other than Spectrum, Harbinger F&G and their Subsidiaries, as to which no representation is made pursuant to this clause (ii)(x)) ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company, and the Company has provided to the Purchasers copies of any written materials relating to the foregoing. To the Company’s Knowledge, Spectrum’s principal executive officer and its principal financial officer have disclosed to Spectrum’s management, auditors and the audit committee of Spectrum’s board of directors (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Spectrum’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Spectrum. As of the date of this Agreement, the Company has no Knowledge of any material weaknesses in the internal controls over financial reporting of Harbinger F&G and its Subsidiaries, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a 15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its Subsidiaries (other than Harbinger F&G and its Subsidiaries as to which the Company is in the process of implementing its disclosure controls and procedures.) required to be included in the Company’s periodic reports under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, and such disclosure controls and procedures are sufficient to ensure that the Company’s principal executive officer and its principal financial officer are made aware of such material information required to be included in the Company’s periodic reports required under the Exchange Act. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Neither the Company, since the Acquisition Date, nor any Subsidiary of the Company, since the date that the Company acquired (either directly or indirectly) a majority of the outstanding capital stock of such Subsidiary, has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.
          3.9 Litigation. Except as set forth on Section 3.9 of the Disclosure Letter, there are no (i) investigations or, to the Knowledge of the Company, proceedings pending or threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their properties or assets, (ii) Legal Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, at Law or in equity that would reasonably be expected to result in liability to the Company or its Subsidiaries in excess of $250,000, or (iii) orders, judgments or decrees of any Governmental Entity against the Company or any of its Subsidiaries.
          3.10 Absence of Certain Changes. Since December 31, 2010 and except as disclosed on Section 3.10 of the Disclosure Letter, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been:
               (a) any Change which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;
               (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase,

redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;
               (c) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money in excess of $25,000, individually, or $100,000, in the aggregate, or the repurchase, redemption or repayment of any indebtedness for borrowed money of the Company or any of its Subsidiaries in excess of $25,000, individually, or $100,000, in the aggregate;
               (d) any event of default (or event which with notice, the passage of time or both, would become an event of default) in the payment of any indebtedness for borrowed money in an aggregate principal amount in excess of $100,000 by the Company or any of its Subsidiaries;
               (e) any change in any methods of accounting by the Company or any of its Subsidiaries, except as may be appropriate to conform to changes in GAAP; or
               (f) any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries, except (i) as required by applicable Law or (ii) with respect to any material Tax election, consistent with elections historically made by the Company.
          3.11 Compliance with Law. The Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of, and have not received any written notices of non-compliance, default or violation with respect to, any material Laws, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements.
          3.12 Intellectual Property.
               (a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, as currently conducted, free and clear of all Liens (other than non-exclusive licenses granted in the ordinary course of business), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Intellectual Property developed for the Company or any of its Subsidiaries by any employees, contractors and consultants of the Company or any of its Subsidiaries is exclusively owned by the Company or one of its Subsidiaries, free and clear of all Liens (other than non-exclusive licenses granted in the ordinary course of business or Permitted Liens).
               (b) All Registered Intellectual Property owned by the Company or any of its Subsidiaries is subsisting and has not expired or been cancelled or abandoned and, to the Company’s Knowledge, is valid and enforceable, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the

Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property in any material respect.
               (c) The execution and delivery of the Transaction Agreements to which the Company is a party by the Company and the consummation of the transactions contemplated hereby and thereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license or other agreement relating to any Intellectual Property owned by the Company or any of its Subsidiaries (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property, excluding generally commercially available, off-the-shelf software programs licensed for a license fee of less than $50,000 in the aggregate (the “Third Party Intellectual Property”), except, in either case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (d) The conduct of the business of the Company and its Subsidiaries has not infringed, violated or constituted a misappropriation of any Intellectual Property of any third party and as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except, in either case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (i) has received any written claim or notice alleging any such infringement, violation or misappropriation, or (ii) has been or is subject to any settlement, order, decree, injunction, or stipulation imposed by any Governmental Entity that may affect the use, validity or enforceability of Company Intellectual Property.
               (e) The Company and its Subsidiaries take all reasonable actions to protect the Company Intellectual Property and to protect and preserve the confidentiality of their trade secrets, including disclosing trade secrets to a third party only where such third party is bound by a confidentiality agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.13 Employee Benefits.
               (a) Prior to the date hereof, a complete and correct copy of each Benefit Plan of the Company has been delivered or otherwise made available to the Purchasers.
               (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to any Benefit Plan of the Company, no Legal Proceeding has been threatened, asserted, instituted, or, to the Knowledge of the Company, is anticipated (other than non-material routine claims for benefits, and appeals of such claims), and, to the Knowledge of the Company, no facts or circumstances exist that would give rise to any such Legal Proceeding.
               (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Benefit Plan of the Company has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations, and each Benefit Plan of the Company that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that such Benefit Plan of the Company is qualified under the Code and nothing has occurred that would reasonably be expected to cause the loss of such qualification.
               (d) Except as set forth on Section 3.13(d) of the Disclosure Letter, neither the Company, any of its Subsidiaries, nor any other entity which, together with the Company or any of its Wholly Owned Subsidiaries would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each such entity, an “ERISA Affiliate”) sponsors, maintains, contributes to, or has had in the past six (6) years an obligation at any time to sponsor, maintain or contribute to, or has any liability in respect of (i) any “defined benefit pension plan” (as defined in Section 3(35) of ERISA), (ii) any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (as defined in Section 4001(a)(15) of ERISA), (iii) any other plan which is subject to Section 4063, 4064 or 4069 of ERISA, or (iv) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code. Except as set forth in Section 3.13(d) of the Disclosure Letter, and except as required by Section 4980B of the Code, no Benefit Plan of the Company provides any retiree or post-employment medical, disability or life insurance benefits to any person. The assets of any defined benefit pension plan equal or exceed the projected benefit obligation of such plan, as determined using the actuarial assumptions used for purposes of the Company Financial Statements.
               (e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the execution of the Transaction Agreements nor the consummation of the transactions contemplated hereby and thereby will (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Company employee, or (ii) give rise to any other liability or funding obligation under any Benefit Plan of the Company or otherwise, including liability for severance pay, unemployment compensation or termination pay.
               (f) Except as set forth on Section 3.13(f) of the Disclosure Letter, no Benefit Plan of the Company is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Benefit Plan the “Foreign Benefit Plans”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the Company or its applicable Subsidiary.
          3.14 Labor Relations.
               (a) (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth on Section 3.14 of the Disclosure Letter, no Company employee is represented by a labor union or works council and, to the Knowledge of the Company, no organizing efforts have been conducted within the last three years or are now being conducted, (ii) neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor contract or collective agreement, and (iii) neither the Company nor any of its Subsidiaries currently has, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other material labor dispute.
               (b) (i) Each of the Company and its Subsidiaries has complied with all applicable laws relating to the employment of labor, including all applicable laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes, except as would not, individually or in the aggregate, have a Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last two years which remains unsatisfied.
          3.15 Taxes.
               (a) The Company and each of its Subsidiaries have filed all Tax Returns required to have been filed as of the date hereof (or extensions have been duly obtained) and such Tax Returns are correct and complete in all respects and have paid all Taxes required to have been timely paid by them in full through the date hereof, except to the extent such Taxes are both (i) being challenged in good faith and (ii) adequately provided for on the financial statements of the Company and its Subsidiaries in accordance with GAAP, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (b) Neither the Company nor any of its Subsidiaries has any current liability, and to the Knowledge of the Company, there are no events or circumstances which would result in any liability, for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement other than any such agreement or similar Contract or arrangement between the Company and any of its Subsidiaries.
               (d) All Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (e) No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to the Company or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries pending or raised by an authority in writing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax.
               (f) There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or any of its Subsidiaries, other than with respect to Taxes not yet delinquent, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (g) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.
               (h) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
               (i) The representations and warranties expressly set forth in this Section 3.15 shall be the only representations and warranties, express or implied, written or oral, with respect to the subject matter contained in this Section 3.15.
          3.16 NYSE.
               (a) Shares of the Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on The New York Stock Exchange (the “NYSE”), and there is no action pending by the Company or any other Person to terminate the registration of the Common Stock under the Exchange Act or to delist the Common Stock from NYSE, nor has the Company received any notification that the SEC or the NYSE is currently contemplating terminating such registration or listing.
               (b) The shares of Common Stock issuable upon conversion of the Shares have been approved by the NYSE for listing on the NYSE.
               (c) The representations and warranties expressly set forth in this Section 3.16 shall be the only representations and warranties, express or implied, written or oral, with respect to the subject matter contained in this Section 3.16.
          3.17 Investment Company Act(a) . The Company is not, nor immediately after the Company’s receipt of the Share Purchase Price from the Purchasers, will the Company be, an “investment company” within the meaning of, and required to be registered under, the Investment Company Act of 1940, as amended.
          3.18 Brokers. Except for Jefferies & Company, Inc., the Company has not retained, utilized or been represented by any broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

          3.19 Subsidiaries.
               (a) As of the date hereof, the Company has no Subsidiaries other than as listed in Exhibit 21.1 to the Company Annual Report and Harbinger F&G and any Subsidiaries thereof, which are listed on Section 3.19 of the Disclosure Letter.
               (b) Except as set forth on Section 3.19 of the Disclosure Letter, all of the outstanding shares of capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than restrictions under applicable securities Laws and Liens securing the Notes).
          3.20 Environmental Matters.
               (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth on Section 3.20 of the Disclosure Letter:
                    (i) The Company and its Subsidiaries and their respective operations are and have been in compliance with all, and have not violated any, applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all permits, licenses, authorizations, waivers, exemptions, registrations, consents, approvals and franchises from Governmental Entities required under applicable Environmental Laws (“Environmental Permits”) for the operation of the business of the Company and its Subsidiaries; the Company has no reason to believe that any such Environmental Permits will be modified, revoked or otherwise made ineffective, or will not be renewed on terms substantially the same as those currently in effect.
                    (ii) Neither the Company nor any of its Subsidiaries, nor any other entity for which the Company or any of its Subsidiaries is responsible, has transported, produced, processed, manufactured, generated, used, treated, handled, stored or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws and in a manner that would not result in liability under any applicable Environmental Law. No Hazardous Substance has been released by the Company, the Subsidiaries, or to the Knowledge of the Company, by any other Person (including, without limitation, any of the predecessors in interest to the Company or any of its Subsidiaries), at, on, about or under (i) any property now or formerly owned, operated or leased by the Company, its Subsidiaries or their respective predecessors in interest; or (ii) any property to which the Company, its Subsidiaries or their respective predecessors in interest has sent waste;
                    (iii) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective predecessors in interest has exposed any employee or any third party to Hazardous Substances in violation of, or in a manner that would result in liability under, any applicable Environmental Law or tort law;
                    (iv) Neither, the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective predecessors in interest, is a party to or the subject of any pending, or, to the Knowledge of the Company, threatened, Legal Proceeding alleging Liabilities under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective predecessors in interest, is subject to any orders, judgments or decrees or agreement by or with any Governmental Entity or third party imposing any Liabilities with respect to any Environmental Laws or any Hazardous Substances;
                    (v) There are no liabilities of any third party arising out of or related to Environmental Laws or Hazardous Substances that the Company, its Subsidiaries or, to the Knowledge of the Company, their respective predecessors in interest has expressly agreed to assume, to indemnify or retain by contract or otherwise;
                    (vi) Neither the Company nor the Subsidiaries has received any notice, claim, subpoena, or summons from any Person alleging: (i) any environmental liability relating to the Company, the Subsidiaries, or their respective predecessors in interest; or (ii) any violation by the Company, the Subsidiaries or their respective predecessors in interest of any Environmental Law;
                    (vii) Neither the Company nor any of its Subsidiaries has manufactured any products that are not or were not in compliance with all Environmental Laws applicable to such products to be imported, sold, or otherwise marketed in any jurisdiction in which such products are currently, or have been, imported, sold, or otherwise marketed; and
                    (viii) None of the products currently or formerly manufactured, produced, distributed, sold, leased, licensed, repaired, delivered, installed, conveyed or otherwise put into the stream of commerce by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other Person for which the Company or any of its Subsidiaries is responsible by contract or operation of law, contains or has contained (i) asbestos; or (ii) any other Hazardous Substance that has resulted in or would reasonably be expected to result in any liability to the Company or any of its Subsidiaries.
               (b) As of the date hereof, all reports of environmental site assessments, reviews, audits, investigations or similar evaluations, and any material documents in the possession or control of the Company or any of its Subsidiaries concerning (i) environmental conditions at any facilities or real property ever owned, operated or leased by the Company, the Subsidiaries or any of their respective predecessors in interest; or (ii) any environmental liability of the Company, its Subsidiaries or any of their respective predecessors in interest have been made available to the Purchasers.
               (c) The representations and warranties expressly set forth in this Section 3.20 shall be the only representations and warranties, express or implied, written or oral, with respect to the subject matter contained in this Section 3.20.
          3.21 Assets.
               (a) The Company and its Subsidiaries have good and marketable title to all of its or their real or personal properties (whether tangible or intangible), rights and assets,

except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case, free and clear of all Liens (other than Permitted Liens). The properties and assets owned and leased by the Company and its Subsidiaries are sufficient to carry on their businesses as they are now being conducted except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid leasehold interests in all of its leased properties, whether as lessee or sublessee (the “Leased Real Property”), in each case, sufficient to conduct its respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens), assuming the timely discharge of all obligations owing under or related to Leased Real Property. Neither the Company nor any of its Subsidiaries owns any real property.
          3.22 Insurance. The Company and its Subsidiaries have and maintain in effect policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and its Subsidiaries and which the Company reasonably believes are adequate for the operation of its business. All such insurance policies are in full force and effect, no written notice of cancellation has been received by the Company as of the date hereof and, to the Knowledge of the Company, no such notice is imminent, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies and there has been no threatened termination of any such policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.23 Material Contracts.
               (a) Except as filed as an exhibit to the Company SEC Filings, Spectrum SEC Reports or Zap.com SEC Reports, there are none of the following (each a “Material Contract”):
                    (i) Contracts restricting the payment of dividends upon, or the redemption, repurchase or conversion of, the Convertible Preferred Stock or the Common Stock issuable upon conversion thereof;
                    (ii) joint venture, partnership, limited liability or other similar Contract or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

                    (iii) any Contract relating to the acquisition or disposition of any business, stock or assets that is material to the business of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;
                    (iv) Contracts containing any covenant (x) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or in any geographic area, or (y) prohibiting the Company or any of its Subsidiaries from engaging in business with any Person or levying a fine, charge or other payment for doing so;
                    (v) “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, excluding any exhibits, schedules and annexes to such material contracts that are not required to be filed with the SEC, and those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries required to be filed with the SEC (the Material Contracts, together with any lease, binding commitment, option, insurance policy, benefit plan or other contract, agreement, instrument or obligation (whether oral or written) to which the Company or any of its Subsidiaries may be bound, the “Contracts”);
                    (vi) Contracts relating to indebtedness for borrowed money of the Company or any of its Subsidiaries in an amount exceeding $500,000;
                    (vii) Contracts that would be binding on the Purchasers or any of their Affiliates after the Closing;
                    (viii) Contracts with any Governmental Entity that imposes any material obligation or restriction on the Company or any of its Subsidiaries, taken as a whole; and
                    (ix) any material Contract with any current or former director, officer or employee.
               (b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, on each other party thereto, and is in full force and effect, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder or would result in the termination thereof or would cause or permit the acceleration or other change of any right or obligation of the loss of any benefit thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.24 Right of First Refusal; Stockholders Agreement; Voting and Registration Rights. Except as set forth on Section 3.24 of the Disclosure Letter or as provided for in this Agreement, the other Transaction Agreements or the Existing Series A Transaction Agreements, no party has any right of first refusal, right of first offer, right of co-sale, preemptive right, anti-dilution right or other similar right regarding Equity Securities of the Company. Except as set forth on Section 3.24 of the Disclosure Letter, there are no provisions of the Company’s organizational documents and no Material Contracts other than the Certificate of Designation, this Agreement, the other Transaction Agreements or the Existing Series A Transaction Agreements, which (a) may affect or restrict the voting rights of the Purchasers with respect to the Shares in their capacity as stockholders of the Company, (b) restrict the ability of the Purchasers, or any successor thereto or assignee or transferee thereof, to transfer the Shares, (c) would adversely affect the Company’s or the Purchasers’ right or ability to consummate the transactions contemplated by this Agreement or comply with the terms of the other Transaction Agreements or the Certificates of Designation and the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Company’s issued and outstanding Common Stock or require a separate class vote, voting together as a single class, to take or prevent any corporate action (other than those matters expressly requiring a different vote under the provisions of the DGCL) or (e) entitle any party to nominate or elect any director of the Company or require any of the Company’s stockholders to vote for any such nominee or other person as a director of the Company.
          3.25 Anti-Takeover Statutes. To the extent necessary, the Board has taken all required actions so that the restrictions on business combinations set forth in Article IX, Section (b) of the Company’s certificate of incorporation are not applicable to the Transaction Agreements and the transactions contemplated hereby and thereby, including the acquisition of Beneficial Ownership by the Purchasers of additional shares of voting stock of the Company pursuant to additional issuances contemplated by the Certificate of Designation or through the exercise of the Purchasers’ rights set forth in Section 5.5, and any other acquisition of Beneficial Ownership by the Purchasers of additional shares of voting stock of the Company made in compliance with Section 5.4. The Company has elected in its certificate of incorporation not to be governed by Section 203 of the DGCL and no other state takeover statute or similar regulation applies to or purports to apply to the Transaction Agreements and the transactions contemplated hereby and thereby.
          3.26 No Additional Understandings. Other than the Transaction Agreements, (x) none of the Company, its Subsidiaries or any of the Harbinger Affiliates is a party to any agreement or other legally binding arrangement, whether oral or written, with any Purchaser or any Affiliate thereof relating to the Shares or the transactions contemplated by the Transaction Agreements and (y) none of the Purchasers or any of their Affiliates have been paid or are entitled to any transaction or similar fees or compensation from the Company, any of its Subsidiaries, or any Harbinger Affiliates (other than reimbursement of actual out-of-pocket costs and expenses as provided in Section 12.8) in connection herewith or therewith.
          3.27 Spectrum and F&G.
               (a) As of the date hereof, the Company directly or indirectly owns 27,756,905 shares of common stock of Spectrum free and clear of all Liens (other than restrictions under applicable securities Laws and Liens securing the Notes).
               (b) Organization. Each of Spectrum and F&G and their respective Subsidiaries are validly existing and in good standing under the laws of their respective jurisdictions of organization; and each of them is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (c) No Conflicts. The execution, delivery and performance of the Transaction Agreements, the issuance of the Shares and the Common Stock upon conversion of the Shares and the consummation of the other transactions contemplated hereby and by the other Transaction Agreements will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of Spectrum or Harbinger F&G or any of their respective Subsidiaries, (ii) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any mortgage, Contract, purchase or sale order, instrument, permit, concession, franchise, right or license binding upon Spectrum or Harbinger F&G or any of their respective Subsidiaries or result in the creation of any Lien upon any of the properties, assets or rights of Spectrum or Harbinger F&G or any of their respective Subsidiaries, or (iii) subject to the matters referred to in Section 3.27(d), conflict with or violate any applicable Law or any judgment, order, injunction or decree issued by any Governmental Entity, except in each case with respect to clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements.
               (d) No Consents. No Consent of any Governmental Entity is required on the part of Spectrum or Harbinger F&G or any of their respective Subsidiaries in connection with (a) the execution, delivery or performance of the Transaction Agreements party and the consummation of the transactions contemplated hereby and thereby, or (b) the issuance of the Shares or the issuance of the Common Stock upon conversion of the Shares in accordance with the Certificate of Designation; other than (i) such filings as may be required under any applicable requirements of the Exchange Act, and (ii) such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially delay or hinder the ability of the Company to perform its obligations under the Transaction Agreements.
               (e) Permits. Each of Spectrum and its Subsidiaries possess all permits, licenses, authorizations, consents, approvals and franchises of Governmental Entities that are required to conduct its business, except for such permits or licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (f) Litigation. To the Knowledge of the Company, except as disclosed on Section 3.27(f) of the Disclosure Letter, and except as disclosed in the Spectrum SEC Reports and the disclosure schedules to the F&G Purchase Agreement, there are no (i) investigations or proceedings pending or threatened by any Governmental Entity with respect to Spectrum or F&G or any of their respective Subsidiaries or any of their properties or assets, (ii) Legal Proceedings pending or, to the Knowledge of the Company, threatened against or affecting Spectrum or F&G or any of their respective Subsidiaries, or any of their respective properties or assets, at law or in equity, or (iii) orders, judgments or decrees of any Governmental Entity against Spectrum or F&G or any of their respective Subsidiaries, except in the case of each of clauses (i), (ii), and (iii), which would not reasonably be expected to have a Material Adverse Effect.
               (g) Compliance with Law. Except as set forth on Section 3.27(g) of the Disclosure Letter, each of Spectrum and F&G and each of their respective Subsidiaries are in compliance with and are not in default under or in violation of, and have not received any written notices of non-compliance, default or violation with respect to, any Laws, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
               (h) Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Spectrum and F&G and each of their respective Subsidiaries have and maintain in effect policies of insurance covering such entities, their respective Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of such entities and which the Company reasonably believes are adequate for the operation of their respective businesses.
               (i) Intellectual Property. To the Knowledge of the Company, each of Spectrum and F&G and their respective subsidiaries: (i) own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, except where the failure to own, possess or acquire such intellectual property rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) have not received any written notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (j) Benefit Plans. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Benefit Plan of Spectrum and Benefit Plan of F&G and their respective Subsidiaries has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, rules and regulations.
               (k) Labor Matters. To the Knowledge of the Company, no labor dispute with the employees of Spectrum or F&G, or any of their respective Subsidiaries, exists or is imminent, except such labor disputes as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (l) Taxes. To the Knowledge of the Company, Spectrum, F&G and their respective Subsidiaries have filed all Tax Returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, to the Knowledge of the Company, Spectrum, F&G and their respective Subsidiaries have paid all Taxes required to be paid by them, except for any such Taxes currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.
               (m) Environmental Matters. To the Knowledge of the Company, none of Spectrum or F&G or their respective Subsidiaries is in violation of any Environmental Law, owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; nor to the Knowledge of the Company is there any pending investigation which would reasonably be expected to lead to such a claim.
               (n) Title to Property. To the Knowledge of the Company, each of Spectrum, F&G and their respective Subsidiaries have good and marketable title in fee simple to all real property owned by them, good title to all personal property owned by them and valid leasehold interests in real and personal property being leased by them, in each case, as of the date hereof, free from all liens, charges, encumbrances and defects, except (x) for Permitted Liens as such term is defined in the Indenture, (y) for such as would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries, or (z) for such as would not otherwise have a Material Adverse Effect.
               (o) Spectrum SEC Compliance. To the Company’s Knowledge, Spectrum has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws since October 1, 2009 (the “Spectrum SEC Reports”). To the Company’s Knowledge, each Spectrum SEC Report complied as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Spectrum SEC Report was filed (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing). To the Company’s Knowledge, as of its filing date (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Spectrum SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
               (p) F&G. The acquisition contemplated by the F&G Purchase Agreement has been consummated. Except as set forth on Section 3.27(p) of the Disclosure Letter, to the Knowledge of the Company, there has not been any breach of the representations and warranties made by OM Group (UK) Limited to Harbinger F&G in Article III of the F&G Purchase Agreement that has given or would reasonably be expected to give rise to a claim for indemnification under the F&G Purchase Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Insurance Subsidiaries possess all permits, licenses, authorizations, consents, approvals and franchises that are required by applicable Law to conduct their business in the ordinary course of business.

               (q) Form S-4. To the Company’s Knowledge, as of its effective date (and, if thereafter amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), the financial statements of Spectrum and its subsidiaries incorporated by reference into the Form S-4, the financial statements of F&G and its subsidiaries incorporated by reference into the Form S-4 and the information contained in Annexes A through E included in the Form S-4 did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except as would not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          3.28 No Other Representations and Warranties. Except for the representations and warranties contained in Section 3 (including, or as qualified by, the Disclosure Letter), the Company makes no other representation or warranty, express or implied, written or oral, and hereby, to the maximum extent permitted by applicable Law, disclaims any such representation or warranty, whether by the Company or any other Person, with respect to the Company or with respect to any other information (including, without limitation, pro-forma financial information, financial projections or other forward-looking statements) provided to or made available to any Purchaser in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to any Purchaser or any other Person resulting from any other express or implied representation or warranty with respect to the Company, unless any such information is expressly included in a representation or warranty contained in Section 3 or in an applicable section of the Disclosure Letter.
     4. Representations and Warranties of the Purchasers. Each Purchaser represents and warrants, severally and not jointly, to the Company as follows:
          4.1 Organization. Such Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.
          4.2 Authorization. Such Purchaser has all requisite corporate power to enter into this Agreement and the other Transaction Agreements to which such Purchaser is a party and to consummate the transactions contemplated by the Transaction Agreements to which such Purchaser is a party and to carry out and perform its obligations thereunder. All corporate or member action on the part of such Purchaser or the holders of the capital stock or other equity interests of such Purchaser necessary for the authorization, execution, delivery and performance of the Transaction Agreements to which such Purchaser is a party has been taken. Upon their respective execution by such Purchaser and the other parties thereto and assuming that they constitute legal and binding agreements of the Company, each of the Transaction Agreements to which such Purchaser is a party will constitute a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

          4.3 No Conflict. The execution, delivery and performance of the Transaction Agreements to which such Purchaser is a party by such Purchaser, the issuance of the Shares and the Common Stock upon conversion of the Shares in accordance with the Certificate of Designation and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of such Purchaser, (ii) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, any Contract binding upon such Purchaser or (iii) subject to the matters referred to in Section 4.4, conflict with or violate any applicable Laws or any judgment, order, injunction or decree issued by any Governmental Entity, except in the case of each of clauses (i), (ii) and (iii) as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Purchaser to perform its obligations under the Transaction Agreements (with respect to each Purchaser, a “Purchaser Adverse Effect”).
          4.4 Consents. No Consent of any Governmental Entity is required on the part of such Purchaser in connection with (a) the execution, delivery or performance of the Transaction Agreements to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, and (b) the issuance of the Shares or the issuance of the Common Stock upon conversion of the Shares in accordance with the Certificate of Designation, other than (i) the expiration or termination of any applicable waiting periods under the Antitrust Laws with respect to the performance under the Transaction Agreements, or consummation of transactions, in each case occurring after the Closing, (ii) those to be obtained, in connection with the registration of the Shares under the Registration Rights Agreement, under the applicable requirements of the Securities Act and any related filings and approvals under applicable state securities Laws, (iii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, and (iv) such Consents the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Purchaser Adverse Effect.
          4.5 Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.
          4.6 Purchase Entirely for Own Account. Such Purchaser is acquiring the Shares for its own account solely for the purpose of investment, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, in violation of the Securities Act. Such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Shares.
          4.7 Investor Status. Such Purchaser certifies and represents to the Company that such Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to receive information from, and to ask questions of and receive answers from the management of, the Company concerning this investment so as to allow it to make an informed investment decision prior to its investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.
          4.8 Securities Not Registered.
               (a) Such Purchaser understands that the Shares and the Conversion Shares have not been approved or disapproved by the SEC or by any state securities commission nor have the Shares or the Conversion Shares been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Shares and the Conversion Shares must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 under the Securities Act (“Rule 144”) (the provisions of which are known to it) depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.
               (b) The Shares and the Conversion Shares shall be subject to the restrictions contained herein.
               (c) It is understood that the Shares and the Conversion Shares, and any securities issued in respect thereof or in exchange therefor, may bear one or all of the legends set forth in Section 9.
          4.9 Financing. Such Purchaser has (and at the Closing will have) an amount of cash sufficient to enable it to consummate the transactions contemplated hereunder (including the purchase of the Shares set forth next to such Purchaser’s name on Annex A) on the terms and conditions set forth in this Agreement.
          4.10 Equity Securities of the Company. Such Purchaser does not Beneficially Own any Equity Securities of the Company except, as of the Closing, the Shares. For the avoidance of doubt, anything in this Section 4.10 to the contrary notwithstanding, the parties hereto acknowledge, that all the representations and warranties made by the DDJ Purchaser in this Section 4.10 are being made only with respect to the account managed by DDJ Capital Management, LLC (“DDJ”) and shall not apply to any Shares that may be beneficially owned by the DDJ Purchaser that are not held through such Account.
          4.11 Indebtedness. Except as disclosed to the Company in writing on or prior to the date hereof, neither such Purchaser nor any of its Affiliates owns any debt securities or other indebtedness issued by the Company or any of its Subsidiaries. For the avoidance of doubt, anything in this Section 4.11 to the contrary notwithstanding, the parties hereto acknowledge, that all the representations and warranties made by the DDJ Purchaser in this Section 4.11 are being made only with respect to the account managed by DDJ and shall not apply to any Shares that may be beneficially owned by the DDJ Purchaser that are not held through such Account.

     5. Covenants.
          5.1 Regulatory Approval.
               (a) [Reserved.]
               (b) To the extent a filing, notification or submission is to be made under applicable insurance laws with the Vermont Department of Banking, Insurance, Securities and Health Care Administration, the New York State Insurance Department, the Maryland Insurance Administration, the Bermuda Monetary Authority or any other Governmental Entity regulating an insurance business of the Company or any of its controlled Affiliates (the “Insurance Regulatory Authorities”) in connection with the exercise by a Purchaser of its rights under the Transaction Agreements, upon the request of such Purchaser, the Company shall reasonably cooperate and assist such Purchaser in the making by it of any such filing, notification or submission with the Insurance Regulatory Authorities, including by promptly furnishing any information or documentation as those authorities may reasonably require or request from such Purchaser in connection with such filing, notification or submission. Each Purchaser hereto shall promptly inform the Company (and vice versa) of any meetings or hearings to be held with or before any Insurance Regulatory Authority regarding any of the transactions contemplated by the Transaction Agreements applicable to such Purchaser, and shall afford the Company or such Purchaser, as applicable, the opportunity to attend all such meetings and hearings to the extent permitted by such Insurance Regulatory Authority and applicable Law, except as to any portion of such meeting that addresses Protected Information (as defined below) of such Purchaser. Each Purchaser shall permit the Company and their counsel (and vice versa) the opportunity to review in advance, and comment upon, any proposed written communication to any Insurance Regulatory Authority, and provide the Company or such Purchaser, as applicable, with copies of all filings made by the Company or such Purchaser, as applicable, and all correspondence between such Purchaser (or its advisors) or the Company with any Insurance Regulatory Authority and any other information supplied by such Purchaser or the Company to, or received from, any Insurance Regulatory Authority, in each case relating to the transactions contemplated by the Transaction Agreements relating to such Purchaser, except to the extent prohibited by such Insurance Regulatory Authority or applicable Law or in the event any Insurance Regulatory Authority requires or requests a Purchaser or the Company or any of their Affiliates to provide or a Purchaser or the Company or any of their Affiliates otherwise provides: (i) personal financial information, including, but not limited to, any individual tax return or statement of net worth, or any other information that is of a personal or private nature, about any individual who is an employee, officer, director, general partner or limited partner (including the identity of any such limited partner) of such party or any of its Affiliates, or (ii) information that is either confidential or constitutes a trade secret of such party (the information described in the preceding clauses (i) and (ii), “Protected Information”), such party shall have no obligation to provide to the other party, and the other party shall have no right to review, such Protected Information, the other party shall not seek Protected Information from any such Insurance Regulatory Authority, and in the event any Insurance Regulatory Authority were to share such information with the other party, the other party agrees upon discovering this fact, to cease accessing or reading any Protected Information, not to disclose such information to any third party, and to return it (otherwise unread) to such party. Subject to applicable Law, each Purchaser and the Company shall have the right to file Protected Information separately from other correspondence, filings or communications, or to redact Protected Information from such documents prior to sharing them with the other party.
               (c) Each Purchaser hereto shall promptly inform the Company (and vice versa) of any material communication from the Insurance Regulatory Authorities or any other Governmental Entity regarding any of the transactions contemplated by this Agreement relating to such Purchaser. If any Purchaser or the Company or any Affiliate thereof receives a request for additional information or documentation from any such Governmental Entity with respect to the transactions contemplated by this Agreement relating to such Purchaser, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, if permitted by applicable Law, after consultation with the other party, an appropriate response in compliance with such request; provided, however, the foregoing shall not require any party to disclose or otherwise provide any Protected Information.
          5.2 Shares Issuable Upon Conversion. The Company will at all times have reserved and available for issuance such number of shares of Common Stock as shall be from time to time sufficient to permit the conversion in full of the outstanding Shares into Common Stock, including as may be adjusted for share splits, combinations or other similar transactions as of the date of determination or due to the accrual of Accreting Dividends.
          5.3 Commercially Reasonable Efforts; Further Assurances; Notification.
               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Purchasers and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts to: (i) cause the conditions to the Closing set forth in Section 6 to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and make all necessary registrations, declarations and filings with Governmental Entities; and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.
               (b) Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be reasonably necessary to effectuate the transactions contemplated by this Agreement and the other Transaction Agreements, subject to the terms and conditions hereof and thereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof and thereof.

          5.4 Standstill.
               (a) Each Purchaser hereby agrees that from Closing until the date that is the earlier of (i) the date such Purchaser ceases to hold any Shares and (ii) three (3) years following the Closing (the “Standstill Period”), such Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly:
                    (i) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person (other than (x) such Purchaser or its Affiliates, or (y) in accordance with and consistent with the recommendation of the Board) with respect to the voting of any Company Voting Stock;
                    (ii) authorize or commence any tender offer or exchange offer for shares of Company Voting Stock (for the avoidance of doubt, tendering into any tender offer or exchange offer not otherwise violating this clause this Section 5.4(a)(ii) will not violate this Section 5.4(a)(ii));
                    (iii) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, for the purpose of voting, acquiring, holding, or disposing of any Company Voting Stock;
                    (iv) submit to the Board a written proposal for or offer of (with or without conditions), any merger, recapitalization, reorganization, business combination or other extraordinary transaction involving the Company, or make any public announcement with respect to such proposal or offer;
                    (v) request the Company or any of its Affiliates, directly or indirectly, to amend or waive any provision of this Section 5.4; or
                    (vi) enter into any arrangements with any third party concerning any of the foregoing.
               (b) If, at any time prior to the termination of the Standstill Period, (i) the Company has entered into a definitive agreement, the consummation of which would result in a Company Change in Control Event, (ii) any Person shall have commenced and not withdrawn a bona fide public tender or exchange offer which if consummated would result in a Company Change in Control Event and the Board has not recommended that the stockholders of the Company reject such offer within the time period contemplated by Rule 14e 3 under the Exchange Act, or (iii) the Company files or consents to the filing against the Company of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, insolvency, reorganization or other similar Law, makes an assignment for the benefit of creditors or consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or with respect to any substantial part or its property, then, in each case, for so long as such condition continues to apply, the limitation on the actions described in clauses (i), (ii), (iii), (iv), (v) and (vi) of Section 5.4(a) (and any related acquisition of Beneficial Ownership by such Purchaser and/or their Affiliates) shall not be applicable to such Purchaser.

               (c) Anything in this Section 5.4 to the contrary notwithstanding, this Section 5.4 shall not be construed to prohibit or restrict (i) any actions taken by any designee, nominee or appointee on the Board, in their capacities as a member of the Board and in compliance with and subject to his or her fiduciary duties as a member of the Board or (ii) the Purchaser from making non-public suggestions, recommendations and proposals regarding the future management of, or business plans of, the Company to the Company’s management or its Board after the occurrence of a Specified Breach Event (as defined in the Certificate of Designation) that would not require any Person to publicly disclose such suggestions, recommendations or proposals.
               (d) Anything in this Section 5.4 to the contrary notwithstanding, this Section 5.4 shall not prohibit or restrict any activity of the Soros Purchaser in an account under the discretionary investment management of a third-party investment adviser, provided that the Soros Purchaser does not instruct or advise such third-party investment adviser to act in a manner that would be considered a breach of the terms of this Section 5.4.
               (e) For the avoidance of doubt, anything in this Section 5.4 to the contrary notwithstanding, the parties hereto acknowledge, that all the covenants made by the DDJ Purchaser in this Section 5.4 are being made only with respect to the account managed by DDJ and shall not apply to any Shares that may be beneficially owned by the DDJ Purchaser that are not held through such Account.
          5.5 Participation Rights.
               (a) At any time prior to the fifth (5th) anniversary of the Closing Date, for so long as a Purchaser (along with its Affiliates) owns at least 50% of the Shares issued to such Purchaser and its Affiliates at the Closing, the Company shall not issue, or agree to issue, any Equity Securities of the Company to any Person unless the Company offers such Purchaser the right (the “Securities Participation Right”) to purchase in the aggregate up to the number of such Equity Securities of the Company (the “Securities Participation Amount”) equal to the product of (x) the total number of such offered shares of Equity Securities of the Company multiplied by (y) such Purchaser’s Participation Rights Fraction, at the same price per security (payable in cash, except to the extent that the consideration for such issuance is an exchange of Convertible Preferred Stock) and otherwise upon the same terms and conditions as those offered to such Person in accordance with the procedures set forth in this Section 5.5; provided that the Securities Participation Rights shall not be applicable to the issuance of the following Equity Securities of the Company: (i) an underwritten registered public offering of Common Stock for cash (which shall exclude for this purpose any registered direct offering to one or more purchasers (other than to or through brokers, dealers, underwriters or market makers, in each case purchasing for resale to investors) in an aggregate amount greater than the lesser of $5 million and 1% of the shares the Company’s Common Stock then outstanding), (ii) an issuance of equity or equity linked securities pursuant to any director, officer or employee compensation arrangements approved by the Board that is permitted, or not prohibited by, the Certificate of Designation, (iii) an issuance of equity to a seller, or in the case of a merger, the shareholders of the target company, and the employees or officers of any target company in connection with a bona fide merger, business combination transaction or acquisition of stock or assets outside of the ordinary course (other than any merger, business combination or acquisition transaction involving a Harbinger Affiliate), (iv) a conversion of shares of one class of capital stock of the Company into shares of another class of capital stock of the Company in accordance with the terms of such securities, (v) a stock split or other subdivision or combination, or a stock dividend made to all holders on a pro rata basis of any Equity Securities of the Company, (vi) an issuance of Equity Securities of the Company that is incidental to and is issued as part of a debt financing from a bank, institutional lender or similar financial institution, (vii) an issuance of Additional Permitted Preferred Stock (as defined in the Certificate of Designation), or (viii) an issuance of preferred stock that is not convertible into Common Stock (or Equity Securities of the Company that are convertible into Common Stock) and non-voting (treating preferred stock that is entitled to elect no more than two directors upon a default resulting from the failure to pay six (6) or more consecutive quarterly dividends as non-voting for this purpose). For purposes of clarity, the parties agree that the issuance of Conversion Shares shall not be subject to the Securities Participation Rights. In no event will any Existing Series A Preferred Stock, Convertible Preferred Stock or Additional Permitted Preferred Stock (or any Common Stock issuable in connection with the conversion of any Existing Series A Preferred Stock, Convertible Preferred Stock or Additional Permitted Preferred Stock) issued in connection with or as a result of accretions to the face amount of, or payments in kind with respect to, any Existing Series A Preferred Stock, Convertible Preferred Stock or Additional Permitted Preferred Stock, Option Securities and Convertible Securities of the Company outstanding on the Closing or otherwise permitted to be issued, or not prohibited, by the Certificate of Designation or the Existing Certificate of Designation be subject to the Securities Participation Rights.
               (b) Securities Participation Rights Process.
                    (i) The Company shall send a written notice (the “Securities Participation Rights Notice”) to each applicable Purchaser stating the number of Equity Securities of the Company to be offered, a description of the terms of such Equity Securities of the Company if not Common Stock, the price and terms on which it proposes to offer such Equity Securities of the Company (including a description of any non-cash consideration sufficiently detailed to permit a valuation thereof), and a reference to such Purchaser’s Securities Participation Rights hereunder.
                    (ii) Within ten (10) Business Days after the delivery of the Securities Participation Rights Notice, each such Purchaser may elect by written notice to the Company (the “Securities Exercise Notice”) to purchase such Equity Securities of the Company, at the price and on the terms specified in the Securities Participation Rights Notice (or, if such price includes non-cash consideration, an amount of cash equal to the fair market value of such non-cash consideration, except to the extent that the consideration for such issuance is an exchange of Convertible Preferred Stock), up to such Purchaser’s Securities Participation Amount (or, in the event that the offered securities are preferred securities that are not convertible into Common Stock or Equity Securities of the Company that are convertible into Common Stock, up to such Purchaser’s Preferred Participation Amount). A Securities Exercise Notice shall constitute a binding agreement of such Purchaser to purchase the amount of Equity Securities of the Company so specified at the price and other terms set forth in the Securities Participation Rights Notice. Assuming delivery of the Securities Participation Rights Notice in accordance with the terms hereof, the failure of any Purchaser to respond within such ten (10)

Business Day period shall be deemed a waiver of such Purchaser’s rights under this Section 5.5 with respect to the offering described in the applicable Securities Participation Rights Notice. Notwithstanding anything to the contrary herein, at any time prior to the issuance of the Equity Securities of the Company (whether or not a Securities Exercise Notice shall have been delivered), the Company may elect (in its sole discretion), upon written notice to the applicable Purchasers, not to issue such Equity Securities of the Company and rescind, in such event, the applicable Securities Participation Rights Notice without liability to any Person hereunder.
                    (iii) Subject to the last sentence of this Section 5.5(b)(iii), the Company may offer the Equity Securities of the Company specified in the Securities Participation Rights Notice in excess of the Securities Participation Amount, if any, to any Person or Persons at a price not less than, and on terms no more favorable to such offerees than, those set forth in such Securities Participation Rights Notice, at any time after the Securities Participation Rights Notice is sent but on or before the 90th day after the Securities Participation Rights Notice was sent. In addition, during the period beginning ten (10) Business Days after the Securities Participation Rights Notice was sent and ending on the 90th day after the Securities Participation Rights Notice was sent, the Company may offer any Equity Securities of the Company of the Securities Participation Amount that are not timely elected to be purchased by the applicable Purchasers in accordance herewith to any other Person or Persons, provided that if such Equity Securities of the Company are to be offered at a price less than, or on terms materially more favorable to such offerees than, those specified in the Securities Participation Rights Notice, the Company shall promptly notify the applicable Purchasers in writing of such modified terms and such Purchasers shall have five (5) Business Days after the receipt of such notice in which to elect to purchase the Securities Participation Amount of such Equity Securities of the Company at the price and on the terms specified in such subsequent notice.
                    (iv) The closing of the purchase of Equity Securities of the Company by each Purchaser pursuant to this Section 5.5(b) shall occur as promptly as practicable following delivery of the Securities Exercise Notice to the Company by all Purchasers; provided that such closing shall be subject to and shall occur not earlier than the later of (x) concurrently with the closing of the purchase of Equity Securities of the Company by such offeree and (y) ten (10) Business Days after delivery of the Securities Exercise Notice by each Purchaser to the Company. The closing of the purchase of Equity Securities of the Company by the applicable Purchasers pursuant to this Section 5.5(b) shall also be subject to the receipt of any necessary regulatory approvals, the expiration of any required waiting periods and applicable Law.
                    (v) Notwithstanding anything to the contrary contained in this Agreement, in the event any Purchaser would be required to file any Notification and Report Form pursuant to the HSR Act as a result of the purchase of Equity Securities of the Company by such Purchaser pursuant to this Section 5.5, the closing of such purchase by such Purchaser shall be delayed (in whole, or at the option of such Purchaser, only to the extent necessary to avoid a violation of the HSR Act), until such Purchaser shall have made such filing under the HSR Act and such Purchaser shall have received early termination clearance in respect thereof or the waiting period in connection with such filing under the HSR Act shall have expired. In such circumstances such Purchaser shall use commercially reasonable efforts to make such filing and obtain such clearance or expiration of such waiting period as promptly as reasonably practical and the Company shall use commercially reasonable efforts to make all required filings and reasonably cooperate with and assist such holder in connection with the making of such filing and obtaining such clearance or expiration of such waiting period.
          5.6 Hedging Restrictions. Each Purchaser agrees that from Closing until the date that is the earlier of (i) the date such Purchaser ceases to hold any Shares and (ii) the expiration of the Hedging Limitation Period, such Purchaser shall not, and shall cause each of its Affiliates not to, enter into any Hedging Agreement with respect to the Common Stock or the Convertible Preferred Stock or the equity securities of any Subsidiary of the Company that are traded on a national securities exchange. For the avoidance of doubt, following the Hedging Limitation Period, nothing in this Section 5.6 shall prohibit such Purchaser or its Affiliates from entering into any Hedging Agreement with respect to the Common Stock or the Convertible Preferred Stock or the equity securities of any Subsidiary of the Company, including any transactions involving an index-based portfolio of securities that includes Common Stock or the equity securities of any Subsidiary of the Company (regardless of the value of such Common Stock or equity securities of any Subsidiary of the Company in such portfolio relative to the total value of the portfolio of securities) or involving the purchase or sale of derivative securities or any short sale of the Common Stock or the equity securities of any Subsidiary of the Company. Anything in this Section 5.6 to the contrary notwithstanding, this Section 5.6 shall not prohibit or restrict any activity of the Soros Purchaser in an account under the discretionary investment management of a third-party investment adviser, provided that the Soros Purchaser does not instruct or advise such third-party investment adviser to act in a manner that would be considered a breach of the terms of this Section 5.6. For the avoidance of doubt, anything in this Section 5.6 to the contrary notwithstanding, the parties hereto acknowledge, that all the covenants made by the DDJ Purchaser in this Section 5.6 are being made only with respect to the account managed by DDJ and shall not apply to any Shares that may be beneficially owned by the DDJ Purchaser that are not held through such Account.
          5.7 Form 8-K. The Company shall, promptly following the date hereof (but in any event within the time period required by the rules and regulations of the SEC), file a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby and filing the Transaction Agreements as exhibits thereto, provided that the Company shall afford the Purchasers with reasonable opportunity to review and comment on such Current Report on Form 8-K prior to the filing thereof. Notwithstanding the foregoing, except as required by Law, court order, subpoena, stock exchange, self-regulatory organization, governmental agency or regulatory body (including pursuant to any rules or regulations of any of the foregoing), the Company, the Company’s controlled Affiliates and the Company’s Representatives shall not directly or indirectly use or refer to Soros Fund Management LLC (“SFM”), the “Soros” name, or any derivation thereof, or the funds advised by SFM, for any purpose whatsoever (including, without limitation, in any filing with any governmental authority, any press release, any public announcement or statement, advertisement or in any interview or other discussion with any reporter or other member of the media) without the prior written consent of SFM with respect to each such use or reference. Notwithstanding the foregoing, except as required by Law, court order, subpoena, stock exchange, self-regulatory organization, governmental agency or regulatory body (including pursuant to any rules or regulations of any of the foregoing), the Company, the Company’s controlled Affiliates and the Company’s Representatives shall not directly or indirectly use or refer to JHL Capital Group LLC (“JHL”), the “JHL” name, or any derivation thereof, or the funds advised by JHL, for any purpose whatsoever (including, without limitation, in any filing with any governmental authority, any press release, any public announcement or statement, advertisement or in any interview or other discussion with any reporter or other member of the media) without the prior written consent of JHL with respect to each such use or reference. Notwithstanding the foregoing, except as required by Law, court order, subpoena, stock exchange, self-regulatory organization, governmental agency or regulatory body (including pursuant to any rules or regulations of any of the foregoing), the Company, the Company’s controlled Affiliates and the Company’s Representatives shall not directly or indirectly use or refer to DDJ, the “DDJ” name, or any derivation thereof, or the funds and/or the accounts advised by DDJ, for any purpose whatsoever (including, without limitation, in any filing with any governmental authority, any press release, any public announcement or statement, advertisement or in any interview or other discussion with any reporter or other member of the media) without the prior written consent of DDJ with respect to each such use or reference.
          5.8 Tax Characterization. Unless otherwise required by a “determination”, as defined in Section 1313(a) of the Code, the parties agree to treat the Convertible Preferred Stock as stock other than preferred stock for U.S. federal, and to the extent applicable, state and local income tax purposes.
          5.9 Confidential Information.
               (a) Each Purchaser recognizes that Confidential Information may have been and may be disclosed to such Purchaser by the Company or any of its Affiliates. Each Purchaser shall not engage in the unauthorized use, and shall cause its Affiliates not to engage in the unauthorized use, or make any unauthorized disclosure to any third party, of any Confidential Information without the prior written consent of the Company and shall use due care to ensure that such Confidential Information is kept confidential, including by treating such information as such party would treat its own Confidential Information. Notwithstanding the foregoing, the Purchasers shall have the right to share any Confidential Information with any of their Representatives, each of whom shall be required to agree to keep confidential such Confidential Information to the extent required of the Purchaser under this Section 5.9. With respect to each Purchaser, at the Closing, the confidentiality agreement entered into by the Company and such Purchaser prior to the date hereof shall terminate. As used herein, “Confidential Information” means all information, knowledge, systems or data relating to the business, operations, finances, policies, strategies, intentions or inventions of the Company and/or its Subsidiaries (including any of the terms of this Agreement) from whatever source obtained, except for any such information, knowledge, systems or data which (i) has become publicly known and made generally available through no wrongful act of such Purchaser, (ii) has been rightfully received by such Purchaser from a third party who, to the knowledge of such Purchaser, is not bound any obligations of confidentiality with respect to such information, knowledge, systems or data, (iii) is independently developed by such Purchaser without use of Confidential Information, (iv) is already known by a Portfolio Company of such Purchaser or is already in the possession of a Portfolio Company of such Purchaser prior to the date hereof, or (v) subject to the obligations set forth in Section 5.9(b), is required by law, court order, subpoena, stock exchange, self-regulatory organization, governmental agency, or regulatory body to be disclosed.

               (b) If any Purchaser is requested to disclose any Confidential Information by any Governmental Entity or for any regulatory reason, such Purchaser will promptly notify the Company, as is reasonably practicable and legally permissible under the circumstances, to permit it to seek a protective order or take other action that the Board in its discretion deems appropriate, and such Purchaser will cooperate in any such efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, at the Company’s sole cost and expense. If, in the absence of a protective order, such Purchaser is compelled to disclose any such information in any proceeding or pursuant to legal process, such Purchaser may disclose to the party compelling disclosure only the part of such Confidential Information as is required to be disclosed (in which case, prior to such disclosure, such Purchaser will advise and, if requested by the Board, consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure) and such Purchaser will use its commercially reasonable efforts to obtain confidential treatment therefor. Notwithstanding the foregoing, the Purchaser shall not be required to notify the Company if it is required to disclose Confidential Information pursuant to a routine regulatory inquiry or blanket document request, not targeting the Company or the Board.
          5.10 Amendment to Certificate of Designation. Each Purchaser hereby consents and agrees to the adoption, execution and filing by the Company of the First Amendment to the Certificate of Designation of Series A Participating Convertible Preferred Stock, attached as Exhibit E (the “First Amendment to the Certificate of Designation”), for all purposes of SECTION 4 of the Certificate of Designation.
          5.11 Most Favored Nation Status. With respect to the next $45 million of Additional Permitted Preferred Stock issued or sold by the Company, prior to the time when the Purchasers cease to own any shares of Convertible Preferred Stock, the Company shall not (x) sell any such Additional Permitted Preferred Stock with a cash dividend rate, an accreting dividend rate or a combined dividend rate that is higher than the dividend rates applicable to the Convertible Preferred Stock, (y) sell any such Additional Permitted Preferred Stock for a price per share less than $1,000 or (z) pay to any Person that is acquiring such Additional Permitted Preferred Stock any transaction fee or similar fee or compensation in connection therewith other than reimbursement of actual out-of-pocket costs and expenses.
     6. Conditions Precedent.
          6.1 Conditions to the Obligation of the Purchasers to Consummate the Closing. The obligations of the Purchasers to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Shares pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:
               (a) the Company shall have filed with the Secretary of State of the State of Delaware the Certificate of Designation;

               (b) the Purchasers shall have received the Registration Rights Amendment and Joinder, duly executed and delivered by the parties thereto (other than the Purchasers);
               (c) the Purchasers shall have received the Tag-Along Agreement, duly executed and delivered by the parties thereto (other than the Purchasers);
               (d) the Purchasers shall have received from Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company, an opinion substantially in the form attached hereto as Exhibit D;
               (e) no Law shall be in effect and no judgment or order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated hereby, or declares unlawful the transactions contemplated hereby or would cause any of the transactions contemplated hereby to be rescinded; and
               (f) since December 31, 2010, there shall not have occurred any Material Adverse Effect.
          6.2 Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to the Purchasers the Shares pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:
               (a) each Purchaser shall have executed and delivered each Transaction Agreement to which such Purchaser is a party;
               (b) the Certificate of Designation shall have been duly filed and accepted by the Secretary of State of the State of Delaware; and
               (c) no Law shall be in effect and no judgment or order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the transactions contemplated hereby, or declares unlawful the transactions contemplated hereby or would cause any of the transactions contemplated hereby to be rescinded.
     7. Additional Covenants.
          7.1 Material Non-Public Information. If any Purchaser has notified the Company in writing that it does not want to receive any material nonpublic information regarding the Company and its Subsidiaries, the Company shall thereafter not disclose material nonpublic information to such Purchaser, or to advisors to or representatives of such Purchaser (in their capacity as such) until such time as such Purchaser may again request in writing to receive such information.
          7.2 Information Rights(1) . For so long as a Purchaser and its Affiliates collectively own at least 12,500 Shares (or Common Stock issued upon conversion of such

Shares) (as adjusted for any stock splits, combinations, re-classifications or the like), whether or not the Company is required to file any forms, reports or documents with the SEC, the Company shall deliver to each such Purchaser all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Form 10-Q or Form 10-K, as applicable, if the Company were required to file such Form with the SEC and, with respect to the annual information only, a report thereon by the Company’s independent registered accountants. Notwithstanding the foregoing, the Company’s obligation under this Section 7.2 to deliver the foregoing information shall be deemed to have been satisfied upon the filing of the abovementioned forms, reports and documents with the SEC in accordance with applicable Laws.
     8. Transfer Restrictions. Each Purchaser understands and agrees that the Shares and any Conversion Shares may be offered, resold, pledged or otherwise transferred only (a) in a transaction not involving a public offering, (b) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (c) pursuant to an effective registration statement under the Securities Act, (d) to the Company or one of its Subsidiaries, (e) to any Affiliate of such Purchaser (provided such Person is an institutional investor) or (f) to any other holder of shares of Convertible Preferred Stock and to any Affiliates thereof (provided such Person is an institutional investor); in each of cases (a) through (e) in accordance with any applicable state and federal securities laws; provided that as a condition precedent to a transfer of any Shares or Conversion Shares to an Affiliate of a Purchaser pursuant to clause (e), any such Affiliate shall assume, on a several and not joint basis, all then continuing obligations of such Purchaser hereunder pursuant to a written agreement reasonably acceptable to the Company. Any purported transfer of Shares or Conversion Shares other than in compliance with the terms hereof shall be void ab initio.
     9. Legends; Securities Act Compliance.
               (a) Each certificate representing the Shares and each certificate representing Conversion Shares will bear a legend conspicuously thereon to the following effect:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE SAID ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR SUCH OFFER, SALE, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER SUCH ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS.”
               (b) Removal of Legends. The legend set forth above will be removed and the Company shall issue a certificate representing Conversion Shares without such legend to the holder of such certificate or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if (i) such Conversion Shares are registered for resale under the Securities Act, (ii) such Conversion Shares are sold or transferred pursuant to Rule 144 (assuming the transferor is not an Affiliate of the Company) or Rule 144A, or (iii) such Conversion Shares are eligible for sale under Rule 144 without regard to the volume, notice, manner of sale or current public information requirements of Rule 144. The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent on the effective date of a Shelf Registration Statement (as such term is defined in the Registration Rights Agreement) to cover any removal of legend pursuant to clause (i) of this Section 9(b) and the transferor shall provide to the Company an opinion of counsel to cover any removal of legend pursuant to clauses (ii) and (iii) of this Section 9(b). For further clarity, if any portion of the Shares are converted at a time when there is an effective Shelf Registration Statement to cover the resale of the Conversion Shares under clause (i) of this Section 9(b), or if such Conversion Shares may be sold under Rule 144 under clause (iii) of this Section 9(b), then such Conversion Shares shall be issued free of all legends. Following the effective date of a Shelf Registration Statement, or at such earlier time as a legend is no longer required for Shares or Conversion Shares, the Company will no later than three (3) Business Days following the delivery by a Purchaser to the Company or the transfer agent (with notice to the Company) of (i) a legended certificate representing such Shares or Conversion Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) or (ii) a conversion notice in the manner stated in Section 5 of the Certificate of Designation to effect the conversion of such Shares in accordance with its terms and an opinion of counsel to the extent required, deliver or cause to be delivered to such Purchaser a certificate representing such Conversion Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section 9(b).
     10. Indemnification; Survival.
          10.1 Company Indemnification. The Company shall defend, indemnify, exonerate and hold free and harmless each Purchaser and its Affiliates and their respective directors, officers and employees (each, a “Purchaser Indemnified Party” and, collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred by such Indemnified Parties that arise out of, or result from: (i) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or (ii) the Company’s breach of its agreements or covenants in this Agreement.
          10.2 Survival of Representations and Warranties. The representations and warranties contained herein shall survive until 5:00 p.m. EDT on the fifteen (15) month anniversary of the Closing, other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.26, which shall survive indefinitely (the “Survival Period”). For the avoidance of doubt, all other covenants, agreements and obligations contained in this Agreement shall survive indefinitely (unless a different period is specifically provided for pursuant to the provisions of this Agreement expressly relating thereto).
          10.3 Purchaser Indemnification. Each Purchaser, severally and not jointly, shall defend, indemnify, exonerate and hold free and harmless the Company and its Affiliates and their respective directors, officers and employees (each a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) from and against any and all Losses actually incurred by such Company Indemnified Parties that arise out of, or result from: (i) any inaccuracy in or breach of such Purchaser’s representations or warranties in this Agreement or (ii) such Purchaser’s breach of its agreements or covenants in this Agreement.
          10.4 Limitations. Notwithstanding anything in this Agreement to the contrary, (i) no indemnification claims for Losses shall be asserted by the Purchaser Indemnified Parties under Section 10.1 or by the Company Indemnified Parties under Section 10.3 unless and until (x) the aggregate amount of Losses that would otherwise be payable under Section 10.1 or Section 10.3, as applicable, exceeds $2,000,000 (the “Basket Amount”), whereupon the Purchaser Indemnified Party or Company Indemnified Party, as applicable, shall be entitled to receive only amounts for Losses in excess of the Basket Amount or (y) Losses have been asserted against such Person in accordance with this Section 10.4, and (ii) the aggregate liability of the Company or any Purchaser for Losses under Section 10.1 or Section 10.3, as applicable, shall in no event exceed the applicable Share Purchase Price.
          10.5 Procedures. A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification hereunder; provided, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 10 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnifying Party shall be entitled to assume and conduct the defense thereof, with counsel reasonably satisfactory to the Indemnified Party unless (i) such claim seeks remedies, in addition to or other than, monetary damages that are reasonably likely to be awarded, (ii) such claim involves a criminal proceeding or (iii) counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party. If any one of the foregoing clauses (i) through (iii) applies, the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions, other than local counsel). If the Indemnifying Party assumes the defense of any claim, the Indemnified Party shall nevertheless be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, that all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall reasonably cooperate in the defense or prosecution of such claim. Such reasonable cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its prior written consent (not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party further agrees that it will not, without the

Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought or may be hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding and is solely for monetary damages.
          10.6 Additional Limitations. Notwithstanding anything contained herein to the contrary, “Losses” shall not include (i) any Losses to the extent such Losses could not have been reasonably foreseen by the parties as of the Closing, and (ii) punitive damages, except to the extent payable by an Indemnified Party to a third party. No party hereto shall be obligated to indemnify any other Person with respect to any representation, warranty, covenant or condition specifically waived in writing by any other party on or prior to the Closing.
          10.7 Exclusive Remedies. Notwithstanding anything to the contrary herein, the provisions of Section 10 and Section 12.6 shall be the sole and exclusive remedies of parties under this Agreement following the Closing for any and all breaches or alleged breaches of any representations or warranties, covenants or agreements of the parties contained in this Agreement. For the avoidance of doubt, this Section 10 shall not prevent the parties from obtaining specific performance or other non-monetary remedies at in equity or at Law pursuant to Section 12.6 of this Agreement and shall not limit other remedies that may be available to the parties under any of the Transaction Agreements (other than this Agreement).
     11. Termination.
          11.1 Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing by either the Company, on the one hand, or any Purchaser, on the other hand, if the Closing shall not have occurred on or prior to 5:00 p.m., New York time, on August 5, 2011.
          11.2 Effect of Termination. In the event of any termination pursuant to Section 11.1 hereof, this Agreement shall become null and void and have no further effect, with no liability on the part of the Company or any Purchaser, or their directors, partners, members, employees, affiliates, officers, stockholders or agents or other representatives, with respect to this Agreement, except (a) for the terms of this Section 11.2 and Section 12 (Miscellaneous Provisions), which shall survive the termination of this Agreement, and (b) that nothing in this Section 11 shall relieve any party or parties hereto, as applicable, from liability or damages incurred or suffered by any other party resulting from any intentional (x) breach of any representation or warranty of such first party or (y) failure of such first party to perform a covenant thereof. As used in the foregoing sentence, “intentional” shall mean an act or omission by such party which such party actually knew, or reasonably should have known, would constitute a breach of this Agreement by such party.
     12. Miscellaneous Provisions.
          12.1 Public Statements or Releases. Neither the Company nor any Purchaser shall make any public release or announcement with respect to the existence or terms of this

Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, nothing in this Section 12.1 shall prevent any party from making any public release required (in the exercise of its reasonable judgment) in order to satisfy its obligations under law or under the rules or regulations of any United States national securities exchange, in which case the party or parties, as applicable, required to make the release or announcement shall, to the extent reasonably practicable, allow the other party or parties, as applicable, reasonable time to comment on such release or announcement in advance of such issuance.
          12.2 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. Except as specified otherwise herein, references to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto). All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of the Transaction Agreements and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
          12.3 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) on the date of delivery if delivered personally, or (d) if by facsimile, upon written confirmation of receipt by facsimile, in each case to the intended recipient as set forth below:
(a)	if to the Company, addressed as follows:

Harbinger Group Inc. 450 Park Avenue 27th Floor New York, New York 10022 Attention: Francis T. McCarron Facsimile: (212) 906-8559

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attention: Jeffrey D. Marell and Kelley D. Parker Facsimile: (212) 757-3990

(b)	if to the Soros Purchaser, to:

Quantum Partners LP c/o Soros Fund Management LLC 888 Seventh Avenue New York, New York 10106 Attention: Maryann Canfield Facsimile: (646) 731-5551

with a copy to (which shall not constitute notice) to:

Soros Fund Management LLC 888 Seventh Avenue New York, New York 10106 Attention: Alex Shapiro Facsimile: (646) 731-5802

(c)	if to a DDJ Purchaser (as applicable), to:

DDJ High Yield Fund c/o DDJ Capital Management, LLC 130 Turner Street, Building 3, Suite 600 Waltham, MA 02453 Attention: Legal Department Facsimile: (781) 283-8541

General Motors Hourly-Rate Employes Pension Trust — 7N1H
c/o DDJ Capital Management, LLC
130 Turner Street, Building 3, Suite 600
Waltham, MA 02453
Attention: Legal Department
Facsimile: (781) 283-8541

General Motors Salaried Employes Pension Trust — 7N1I c/o DDJ Capital Management, LLC 130 Turner Street, Building 3, Suite 600 Waltham, MA 02453 Attention: Legal Department Facsimile: (781) 283-8541

Stichting Pensioenfonds Hoogovens c/o DDJ Capital Management, LLC 130 Turner Street, Building 3, Suite 600 Waltham, MA 02453 Attention: Legal Department Facsimile: (781) 283-8541

Caterpillar Inc. Master Retirement Trust c/o DDJ Capital Management, LLC 130 Turner Street, Building 3, Suite 600 Waltham, MA 02453 Attention: Legal Department Facsimile: (781) 283-8541

J.C. Penney Corporation, Inc. Pension Plan Trust c/o DDJ Capital Management, LLC 130 Turner Street, Building 3, Suite 600 Waltham, MA 02453 Attention: Legal Department Facsimile: (781) 283-8541

Stichting Bewaarder Interpolis Pensioenen Global High Yield Pool
c/o DDJ Capital Management, LLC
130 Turner Street, Building 3, Suite 600
Waltham, MA 02453
Attention: Legal Department
Facsimile: (781) 283-8541

Stichting Pensioenfond voor Fysiotherapeuten c/o DDJ Capital Management, LLC 130 Turner Street, Building 3, Suite 600 Waltham, MA 02453 Attention: Legal Department Facsimile: (781) 283-8541

Houston Municipal Employees Pension System c/o DDJ Capital Management, LLC 130 Turner Street, Building 3, Suite 600 Waltham, MA 02453 Attention: Legal Department Facsimile: (781) 283-8541

UAW Retiree Medical Benefits Trust c/o DDJ Capital Management, LLC 130 Turner Street, Building 3, Suite 600 Waltham, MA 02453 Attention: Legal Department Facsimile: (781) 283-8541

DDJ Distressed and Special Situations Fund, L.P. c/o DDJ Capital Management, LLC 130 Turner Street, Building 3, Suite 600 Waltham, MA 02453 Attention: Legal Department Facsimile: (781) 283-8541

Russell Investment Company — Russell Global Opportunistic Credit Fund
c/o DDJ Capital Management, LLC
130 Turner Street, Building 3, Suite 600
Waltham, MA 02453
Attention: Legal Department
Facsimile: (781) 283-8541

DDJ Capital Management Group Trust — High Yield Investment Fund
c/o DDJ Capital Management, LLC
130 Turner Street, Building 3, Suite 600
Waltham, MA 02453
Attention: Legal Department
Facsimile: (781) 283-8541

(d)	if to the JHL Purchaser, to:

JHL Capital Group Master Fund L.P. c/o JHL Capital Group LLC 900 N. Michigan Avenue Suite 1340 Chicago, IL 60611 Attention: David Weiss Facsimile: (312) 628-7351
     Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 12.3.
          12.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          12.5 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.
               (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
               (b) Each of the parties hereto irrevocably (i) agrees that any legal suit, action or proceeding brought by any party hereto against arising out of or based upon this Agreement may be instituted in any United States federal court or New York State court located in the Borough of Manhattan in The City of New York (a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of a New York Court in any such suit, action or proceeding.
               (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
          12.6 Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that irreparable damages for which money damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunctive or other equitable relief. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.
          12.7 Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to a party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. Any agreement on the part of a party or parties hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
          12.8 Fees; Expenses.
               (a) Except as set forth in this Section 12.8, all fees and expenses incurred in connection with the Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the transactions contemplated hereby and thereby are consummated.
               (b) The Company shall pay any and all documentary, stamp or similar issue or transfer Tax payable in connection with this Agreement, the issuance of the Shares at Closing and the issuance of the Conversion Shares.
               (c) Each party shall pay for any filing fees associated with any filings made by it to the Insurance Regulatory Authorities.
          12.9 Assignment. None of the parties may assign its rights or obligations under this Agreement without the prior written consent of the other parties, provided, however, that each Purchaser may assign its right and obligations hereunder to an Affiliate of such Purchaser without the prior written consent of the Company or any other Purchaser; provided, further, that as a condition precedent to such assignment (x) any such Affiliate shall assume, on a several and not joint basis, all then continuing obligations of such Purchaser hereunder pursuant to a written agreement reasonably acceptable to the Company, and (y) no assignment and assumption shall relieve such Purchaser from any liability hereunder; provided, further, that any assignment to an Affiliate shall only be effective for so long as such Person remains an Affiliate of the applicable Purchaser and the rights assigned to such Person shall cease to be of further force and effect when such Person ceases to be an Affiliate of the applicable Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns. Any purported assignment other than in compliance with the terms hereof shall be void ab initio.
          12.10 No Third Party Beneficiaries. Except for Section 10 (with respect to which all Indemnified Parties shall be third party beneficiaries), this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
          12.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute a single instrument.
          12.12 Entire Agreement; Amendments. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Letter and the Annexes and Exhibits hereto, constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company, on the one hand, and the Purchasers holding a majority of the Shares issued at the Closing (whether held in the form of Convertible Preferred Stock or Common Stock issued upon the conversion of Convertible Preferred Stock), on the other hand; provided, however, that any modification, alteration, waiver or change that (a) has a disproportionate and adverse effect on any right of any Purchaser under this Agreement, (b) increases any restriction or imposes any additional restriction upon any Purchaser or any successor or assigns thereof with respect to the Shares acquired by such Purchaser at Closing or with respect to any Common Stock acquired upon conversion thereof or otherwise or (c) increases in any respect the obligations or liabilities of any Purchaser under this Agreement shall not be effective against such Purchaser without the written approval of such Purchaser; provided, further, no modification, alteration, waiver or change with respect to Section 5.4 (Standstill) or 5.6 (Hedging Restrictions) for the benefit of any Purchaser shall be effective unless such modification, alteration, waiver or change is made equally applicable to all Purchasers; provided, further, that with respect to the rights and obligations of any Purchaser under Sections 2 (Authorization, Purchase and Sale of Shares), 5.4 (Standstill), 5.5 (Participation Rights), 5.6 (Hedging Restrictions), 5.10 (Confidentiality), 5.11 (Most Favored Nation Status), 6.1 (Conditions to the Obligation of the Purchasers to Consummate Closing), 7.1 (Material Non-Public Information), 7.2 (Information Rights), 11 (Termination), and 12.13 (Freedom to Pursue Opportunities) such provisions may be amended with respect to the rights and obligations of such Purchaser by written instrument duly executed by the Company, on the one hand, and such Purchaser, on the other hand; provided, further, that Sections 3 (Representations and Warranties of the Company), 4 (Representations and Warranties of the Purchasers), 5.2 (Shares Issuable Upon Conversion), 5.8 (Tax Characterization), 10 (Indemnification; Survival) and this 12.12 shall not be modified, altered, waived or changed unless made in writing and duly executed by each of the parties hereto.
          12.13 Freedom to Pursue Opportunities. Each of the parties hereto expressly acknowledges and agrees that: (i) each Purchaser has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, including those deemed to be competing with the Company or any of its Subsidiaries; and (ii) in the event that a Purchaser acquires knowledge of a potential transaction or matter that may be a corporate opportunity for each of the Company and such Purchaser, such Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or its Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that such Purchaser, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company.
          12.14 No Person Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of any of the Purchasers or the Company shall have any liability for any obligations of the Purchasers or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Purchasers or the Company, as applicable, under this Agreement. Each party hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.
          12.15 Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement or any Transaction Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any other Transaction Agreement. Nothing contained herein or in any other Transaction Agreement, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any other Transaction Agreement. Each Purchaser confirms that it has independently participated in the negotiation of the transactions contemplated hereby and has been represented by separate counsel. All rights, powers and remedies provided to the Purchasers under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party or any other party.
[Remainder of the Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY: HARBINGER GROUP INC.
By:	/s/ Francis T. McCarron
	Name:	Francis T. McCarron
	Title:	Executive Vice President & Chief Financial Officer

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

QUANTUM PARTNERS LP
By:	/s/ Jay A. Schoenfarber
	Name:	Jay A. Schoenfarber
	Title:	Attorney-in-Fact

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

JHL CAPITAL GROUP MASTER FUND L.P.
By:	/s/ James H. Litinsky
	Name:	James H. Litinsky
	Title:	Managing Member JHL Capital Group LLC

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Caterpillar Inc. Master Retirement Trust
By: DDJ Capital Management, LLC, on behalf of Caterpillar Inc. Master Retirement Trust, in its capacity as investment manager

By:	/s/ David J. Breazzano
	Name:	David J. Breazzano
	Title:	President

DDJ Capital Management Group Trust — High Yield Investment Fund
By: DDJ Capital Management, LLC, in its capacity as Investment Manager

By:	/s/ David J. Breazzano
	Name:	David J. Breazzano
	Title:	President

DDJ High Yield Fund
By: DDJ Capital Management, LLC, its attorney-in-fact

By:	/s/ David J. Breazzano
	Name:	David J. Breazzano
	Title:	President

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

General Motors Hourly-Rate Employes Pension Trust — 7N1H
By: State Street Bank and Trust Company, solely in its capacity as Trustee for General Motors Hourly-Rate Employes Pension Trust (Account 7N1H), and not in its individual capacity, as directed by DDJ Capital Management, LLC, as Investment Manager

By:	/s/ Kimberly A. Dinsmore
	Name:	Kimberly A. Dinsmore
	Title:	Client Services Officer State Street Bank and Trust Company

General Motors Salaried Employes Pension Trust — 7N1I
By: State Street Bank and Trust Company, solely in its capacity as Trustee for General Motors Salaried Employes Pension Trust (Account 7N1I), and not in its individual capacity, as directed by DDJ Capital Management, LLC, as Investment Manager

By:	/s/ Kimberly A. Dinsmore
	Name:	Kimberly A. Dinsmore
	Title:	Client Services Officer State Street Bank and Trust Company

Houston Municipal Employees Pension System
By: DDJ Capital Management, LLC, in its capacity as Manager

By:	/s/ David J. Breazzano
	Name:	David J. Breazzano
	Title:	President

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

J.C. Penney Corporation, Inc. Pension Plan Trust
By: DDJ Capital Management, LLC, on behalf of J.C. Penney Corporation, Inc. Pension Plan Trust, in its capacity as investment manager

By:	/s/ David J. Breazzano
	Name:	David J. Breazzano
	Title:	President

Russell Investment Company — Russell Global Opportunistic Credit Fund
By: DDJ Capital Management, LLC, in its capacity as Money Manager

By:	/s/ David J. Breazzano
	Name:	David J. Breazzano
	Title:	President

Stichting Bewaarder Interpolis Pensioenen Global High Yield Pool
By: Syntrus Achmea Asset Management, as asset manager
By: DDJ Capital Management, LLC, as subadviser

By:	/s/ David J. Breazzano
	Name:	David J. Breazzano
	Title:	President
Stichting Pensioenfonds Hoogovens
By: DDJ Capital Management, LLC, on behalf of Stichting Pensioenfonds Hoogovens, in its capacity as Manager

By:	/s/ David J. Breazzano
	Name:	David J. Breazzano
	Title:	President

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Stichting Pensioenfonds voor Fysiotherapeuten
By: DDJ Capital Management, LLC, in its capacity as investment manager

By:	/s/ David J. Breazzano
	Name:	David J. Breazzano
	Title:	President

UAW Retiree Medical Benefits Trust
By: State Street Bank and Trust company, solely in its capacity as Trustee for UAW Retiree Medical Benefits Trust, as directed by DDJ Capital Management, LLC, and not in its individual capacity

By:	/s/ David J. Breazzano
	Name:	David J. Breazzano
	Title:	President

DDJ Distressed and Special Situations Fund, L.P.
By: DDJ/GP Distressed and Special Situations, LLC, its General Partner
By: DDJ Capital Management, LLC, Manager

By:	/s/ David J. Breazzano
	Name:	David J. Breazzano
	Title:	President

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Annex A
Shares and Purchasers

Purchaser	Shares	Share Purchase Price
Quantum Partners LP	25,000	$25,000,000.00
DDJ High Yield Fund	250	$250,000.00
General Motors Hourly-Rate Employes Pension Trust – 7N1H	3,750	$3,750,000.00
General Motors Salaried Employes Pension Trust – 7N1I	2,000	$2,000,000.00
Stichting Pensioenfonds Hoogovens	1,250	$1,250,000.00
Caterpillar Inc. Master Retirement Trust	2,500	$2,500,000.00
J.C. Penney Corporation, Inc. Pension Plan Trust	3,000	$3,000,000.00
Stichting Bewaarder Interpolis Pensioenen Global High Yield Pool	3,250	$3,250,000.00
Stichting Pensioenfonds voor Fysiotherapeuten	1,000	$1,000,000.00
Houston Municipal Employees Pension System	1,000	$1,000,000.00
UAW Retiree Medical Benefits Trust	3,750	$3,750,000.00

Purchaser	Shares	Share Purchase Price
DDJ Distressed and Special Situations Fund, L.P.	1,000	$1,000,000.00
Russell Investment Company — Russell Global Opportunistic Credit Fund	2,000	$2,000,000.00
DDJ Capital Management Group Trust — High Yield Investment Fund	250	$250,000.00
JHL Capital Group Master Fund L.P.	25,000	$25,000,000.00

TOTAL:	75,000	$75,000,000.00
[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

Exhibit A
Form of Certificate of Designation
[see attached]

Exhibits B
Form of Registration Rights Amendment and Joinder
[see attached]

Exhibit C
Form of Tag-Along Agreement
[see attached]

Exhibit D
Form of Legal Opinion
[see attached]

Exhibit E
Form of Amendment to Certificate of Designation
[see attached]